UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DRESSER-RAND GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dresser-Rand Group Inc.
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, Texas 77042
Tel: 713-973-5356
Fax: 713-973-5323
www.dresser-rand.com
March 25, 2013

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.:

This year’s Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC”) will be held at 8:30 a.m. (Central), Tuesday, May 7, 2013, at the offices of DRC located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

In addition to acting on the matters outlined in the enclosed Proxy Statement, there will be a brief presentation on DRC’s business.

We hope that you attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, your voting as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the directors and management of Dresser-Rand Group Inc., we would like to thank you for your continued support and confidence in DRC.

Sincerely yours,

William E. Macaulay
Chairman of the Board

DRESSER-RAND GROUP INC.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, Texas 77042

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Be Held

May 7, 2013

To the Stockholders of Dresser-Rand Group Inc.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC,” the “Company,” “Dresser-Rand,” “we” or “our”) will be held at 8:30 a.m. (Central) on Tuesday, May 7, 2013, at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042 (the “Annual Meeting”).

At the Annual Meeting, we will ask stockholders to:

1. Elect the eight directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants;

3. Hold an advisory vote on executive compensation

4. Approve the Company’s performance goals under the 2008 Stock Incentive Plan; and

5. Consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

We plan to hold a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. The proposals are further described in the proxy statement.

Only DRC Stockholders of record at the close of business on March 13, 2013, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

By order of the Board of Directors,

Mark F. Mai
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 7, 2013

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

Dresser-Rand Group Inc. (“DRC,” “Dresser-Rand,” the “Company,” “we” or “our”) is providing this proxy statement to stockholders entitled to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of DRC as part of a solicitation by the Board of Directors for use at the Annual Meeting and at any adjournment or postponement that may take place. The Annual Meeting will be held on Tuesday, May 7, 2013, at 8:30 a.m. (Central) at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full printed set of proxy materials. Our stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that our stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells our stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement to such stockholders beginning on or about March 25, 2013.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 13, 2013, is entitled to one vote per share owned. We refer to that date as the Record Date. There were 76,066,307 shares outstanding on the Record Date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors (the “Board”) is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting on May 7, 2013, and at any adjournment or postponement of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. We have not hired a solicitation firm to assist us in the solicitation of proxies, but we reserve the right to do so. Proxies will be solicited both through the mail and Internet, but also may be solicited personally or by telephone, facsimile, email or special letter by DRC’s directors, officers, and employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending our proxy materials to their customers or principals who are the beneficial owners of shares of DRC common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and the approval requirements are:

PROPOSAL 1. ELECTION OF DIRECTORS.

The first proposal to be voted on is the election of the eight directors named in this proxy statement to hold office until the 2014 Annual Meeting and until their successors have been elected and qualified. The Board has nominated eight people as directors, each of whom currently is serving as a director of DRC.

You may find information about these nominees beginning on Page 6.

You may vote in favor of or against each nominee, or abstain from voting on such nominee. Assuming a quorum, each director is elected by a majority of the votes cast. This means that each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Abstentions and broker non-votes (as described below) will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” each director nominee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The second proposal to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for 2013.

You may find information about this proposal beginning on Page 10.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and, if a broker elects not to exercise its discretionary authority, any resulting broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2013.

PROPOSAL 3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

The third proposal to be voted on is an advisory resolution to approve executive compensation.

You may find information about this proposal beginning on Page 10.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposed advisory resolution will be approved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter are voted in favor of the proposal. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” this advisory resolution to approve executive compensation.

PROPOSAL 4. APPROVAL OF THE COMPANY’S PERFORMANCE GOALS UNDER THE 2008 STOCK INCENTIVE PLAN.

The fourth proposal to be voted on is to approve the Company’s performance goals under the 2008 Stock Incentive Plan.

You may find information about this proposal beginning on Page 12.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will be approved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter are voted in favor of the proposal. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” this proposal to approve the Company’s performance goals under the 2008 Stock Incentive Plan.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described below under the heading “Stockholder Proposals for the 2014 Annual Meeting.”

VOTING AND PROXY PROCEDURE

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set of proxy materials?

We are taking advantage of SEC rules that allow us to deliver our proxy materials on the Internet to our stockholders. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders. This notice includes instructions on how to access the proxy materials on the Internet and how to request to receive a printed set of our proxy materials. In addition, our stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I obtain electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials you received includes instructions on how to:

•	View the proxy materials for the Annual Meeting on the Internet;

•	Vote on the Internet or in person; and

•	Request a copy of proxy materials by the Internet, telephone or email.

In addition to the website referenced in the one-page Notice Regarding the Availability of Proxy Materials, our 2013 proxy materials are also available on the Internet at www.dresser-rand.com using the Investors link.

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, Computershare, you are the stockholder of record for those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or other nominee is the stockholder of record and, therefore, has forwarded proxy-related materials to you as the beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and also are invited to attend the meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote the shares. If your shares were issued pursuant to the Company’s 2005 Stock Incentive Plan, 2005 Directors Stock Incentive Plan, or 2008 Stock Incentive Plan and remain subject to a risk of forfeiture, you may grant your voting proxy directly to us.

What does it mean if I receive more than one Notice Regarding the Availability of Proxy Materials?

It means that you have multiple accounts at the transfer agent or with brokers or other nominees. Follow the instructions on each notice to ensure that all of your shares are voted.

How do I vote?

You may vote by Internet, mail, telephone or in person.

1. BY INTERNET.    You can vote on the Internet by following the instructions provided in the one-page Notice Regarding the Availability of Proxy Materials. Your vote by Internet must be properly transmitted not later than 11:59 p.m. (Eastern) on May 6, 2013, to be effective.

2. BY MAIL.    If you request to receive a printed set of our proxy materials by mail, you can vote by mail. The Board recommends that you vote by proxy even if you plan on attending the meeting. Mark your voting instructions on, and sign and date, the proxy card delivered to you by mail and then return it in the postage-paid envelope provided with your printed set of materials. If you mail your proxy card, we must receive it in accordance with the instructions that will be included in the proxy materials delivered to you by mail.

3. BY TELEPHONE.    You can vote by telephone using the phone number obtained by accessing the website set forth in the instructions provided in the one-page Notice Regarding the Availability of Proxy Materials. Your telephonic vote must be completed not later than 11:59 p.m. (Eastern) on May 6, 2013, to be effective.

4. IN PERSON.    If you are a stockholder of record, you may vote in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a signed proxy form from the institution that holds their shares of record giving such owners the right to vote the shares at the meeting. Any stockholder wishing to attend the meeting will need to present valid photo identification to the building receptionist and to the Company receptionist on the 10th floor.

How do I revoke my proxy or change my voting instructions?

You can change your vote or revoke your proxy before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the question and answer immediately above. If you are a stockholder of record, you also can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary, Mark F. Mai, at our executive office at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

How will proxies be voted if I give my authorization?

The Board has selected Vincent R. Volpe Jr. and Mark F. Mai, and each of them, to act as proxies with full power of substitution. All properly submitted proxies will be voted in accordance with the directions given. If you properly submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all director nominees named in this proxy statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, FOR the adoption of the advisory resolution to approve executive compensation and FOR the approval of the Company’s performance goals under the 2008 Stock Incentive Plan). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxy holders, or their nominees or substitutes, will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holders, in either case to the extent permitted by law.

What is the voting requirement to approve each of the matters?

For Proposal 1, the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

For Proposal 2 (to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2013), Proposal 3 (the adoption of the advisory resolution to approve executive compensation) and Proposal 4 (the approval of the Company’s performance goals under the 2008 Stock Incentive Plan), approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter.

If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately below). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

How will votes be counted?

The inspector of elections for the Annual Meeting will calculate affirmative votes, negative votes, abstentions, and broker non-votes, as applicable. Under Delaware law, abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will shares voted by brokers or other “street” nominees pursuant to their discretionary authority.

You, as a beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominees have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections, the advisory resolution to approve executive compensation and the approval of the performance goals under the 2008 Stock Incentive Plan are not considered “routine matters” and brokers or other “street” nominees may not vote on these matters in the absence of receiving voting instructions from their clients. Ratifying the appointment of the independent registered public accountants is considered a routine matter and, therefore, brokers and “street” nominees have discretionary authority to vote on this matter. A “broker non-vote”

results on a matter when a broker or other “street” nominee record holder returns a duly executed proxy but does not vote on a non-routine matter because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when brokers exercise their discretionary authority to vote on routine matters. The approval of each non-routine matter, other than the election of directors, is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. An abstention on that proposal has the same effect as a vote “against” that proposal. Broker non-votes have no effect on the vote on that proposal. Because of the majority vote standard for the election of directors, abstentions and broker non-votes have no effect on the outcome of the vote on the election of directors.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published by DRC in a current report on Form 8-K within four business days after the Annual Meeting. The report will be filed with the SEC and you may receive a copy by contacting our Vice President, Investor Relations, Blaise E. Derrico, at 713-973-5497. You also may access a copy on the Internet at www.dresser-rand.com or through the SEC’s Internet site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight directors to hold office until the 2014 Annual Meeting and until their successors have been elected and qualified. The Board has nominated eight directors, each of whom is currently serving as a director of DRC. The Board unanimously recommends that you vote “FOR” such nominees.

The Board of Directors currently consists of eight directors. Each director’s term expires at the Annual Meeting and when his or her successor has been elected and qualified. All nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the name, age as of March 13, 2013, and existing positions with DRC of each director nominee:

Name	Age	Office or Position Held
William E. Macaulay	67	Chairman of the Board of Directors
Vincent R. Volpe Jr.	55	Director, President, and Chief Executive Officer
Rita V. Foley	59	Director and Member of the Audit and Compensation Committees
Louis A. Raspino	60	Director and Member of the Audit and Compensation Committees
Philip R. Roth	61	Director and Member of the Audit and Nominating and Governance Committees
Stephen A. Snider	65	Director and Member of the Compensation and Nominating and Governance Committees
Michael L. Underwood	69	Director and Member of the Audit and Nominating and Governance Committees
Joseph C. Winkler III	61	Director and Member of the Compensation and Nominating and Governance Committees

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the Board and the Nominating and Governance Committee have considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board. Each director provides a broad range of complementary skills, expertise, knowledge and a diversity of perspective to build a capable, responsive and effective Board. This section presents biographical and other information about our director nominees, each of whom is currently serving as a director. It also presents for each director the specific experiences, qualifications, attributes and skills considered by the Board in re-nominating each director to serve on the Board.

William E. Macaulay has been the Chairman of our Board of Directors since October 2004. Mr. Macaulay is the Chairman, Chief Executive Officer, and a Managing Director of First Reserve Corporation (“FRC”), a private equity firm focusing on the energy industry, which he joined in 1983. FRC was an affiliate of our former indirect parent, Dresser-Rand Holdings LLC. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as a director of Glencore International Plc, an integrated commodities producer and marketer, and Weatherford International Ltd., an oilfield service company, and formerly served as a director of Alpha Natural Resources, Inc., Dresser, Inc., Foundation Coal Holdings, Inc., National Oilwell Varco and Pride International, Inc. Mr. Macaulay holds a B.B.A. degree, Magna Cum Laude, in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Macaulay brings to the Company leadership, industry, economics and finance experience resulting from his career spanning more than 35 years in private equity and finance, including over 25 years focusing on the energy industry.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He has served as an independent director of FMC Corporation since 2007. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mr. Volpe has substantial historical knowledge of the Company and its operations with 32 years of employment in various capacities with the Company, its affiliates and predecessor companies to the business, across the organization’s international operations. He brings leadership experience and extensive operations and industry experience to the Company.

Rita V. Foley has been a member of our Board of Directors since May 2007. Ms. Foley retired in June 2006 as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries, and President of its Consumer Packaging Group. Prior to that, from 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment

Corporation, and QAD Inc. Ms. Foley serves on the board of PetSmart Inc. and she is a former director of the Council of the Americas. Ms. Foley earned a B.S. degree from Smith College and she is a graduate of Stanford University’s Executive Program.

Ms. Foley brings leadership, operational, marketing, merger and acquisition and financial experience to the Company. She served as the President of a global packaging business utilizing an engineered to order manufacturing process similar to that of the Company and has director experience from serving on other public company boards, including membership on compensation, audit and executive committees.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration, production and service industry. Mr. Raspino was the President and Chief Executive Officer and a member of the Board of Directors of Pride International Inc., an international provider of contract drilling and related services to oil and natural gas companies (“Pride”), from July 2005 to June 2011, when Pride merged into Ensco plc. He served as Executive Vice President and Chief Financial Officer of Pride from December 2003 until June 2005. Before joining Pride in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc., a manufacturer of drilling and completion products supplying the energy industry, from July 2001 until December 2003. Previously, he was Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino has served as a member of the board of directors of Forum Energy Technologies, Inc., a global provider of manufactured technologies and applied products to the energy industry, since April 2012. In March 2013, he also joined the board of directors of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the U.S., and was appointed chair of that company’s audit committee. Mr. Raspino is a CPA and earned a B.S. from Louisiana State University and an M.B.A. from Loyola University.

Mr. Raspino has over 35 years of experience in the oil and gas exploration, production and service industry, as well as international and capital markets experience, and brings to the Company leadership and finance experience. He has senior executive experience, having recently served as the President and Chief Executive Officer of a public company. He is also a CPA and has served in various executive finance positions throughout his career, including as the Chief Financial Officer of two public companies.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth formerly was Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., which designs, manufactures and markets compressor and vacuum products and fluid transfer products, from May 1996 until August 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996, where he held positions in accounting, treasury and investor relations at the corporate office. He also held positions in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a B.S. in Accounting and Business Administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

Mr. Roth has spent most of his career in leadership positions with manufacturing companies, including more than eight years as Chief Financial Officer of a publicly-traded company with significant international operations. He also has extensive compressor industry and acquisition-related experience, as well as a wide-ranging background in accounting, treasury and investor relations.

Stephen A. Snider has been a member of our Board of Directors since November 2009. Mr. Snider was the Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P., a domestic natural gas contract compression services business, from August 2007 to June 2009. Prior to that, Mr. Snider was President, Chief Executive Officer and Director of Universal Compression Holdings Inc. (“Universal”), a supplier of equipment used to ship natural gas through pipelines, from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider has over 30 years of experience in senior management of operating companies, and also serves as a current director of Energen Corporation and Thermon Group Holdings, Inc. Mr. Snider also served as a director of T-3 Energy Services, Inc. from 2003 to July 2007 and Seahawk Drilling Incorporated from August 2009 to February 2011. On February 11, 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits in the U.S. Gulf of Mexico following the Macondo well blowout and other factors.

Mr. Snider brings to the Company leadership experience, including as a public company Chief Executive Officer, and nearly 40 years of involvement in rotating equipment, with approximately 25 years dedicated to natural gas compression and processing.

Michael L. Underwood has been a member of our Board of Directors since August 2005. Mr. Underwood worked the majority of his 35-year career in public accounting at Arthur Andersen LLP, where he was a partner. He moved to Deloitte & Touche LLP as a director in 2002, retiring in 2003. Mr. Underwood currently serves on the board of directors of Chicago Bridge & Iron Company N.V. He holds a B.A. in Philosophy and Economics and a Masters Degree in Accounting from the University of Illinois.

Mr. Underwood brings to the Company leadership experience and over 35 years of public accounting experience, a significant portion of which was with publicly traded companies in the manufacturing industry.

Joseph C. Winkler III has been a member of our Board of Directors since May 2007. Mr. Winkler served as the Chairman and Chief Executive Officer of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America (“Complete”), from March 2007 until February 2012, at which time Complete was acquired by Superior Energy Services, Inc. Between June 2005 and March 2007, Mr. Winkler served as Complete’s President and Chief Executive Officer. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company (“Varco”), and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Telco and Milpark Drilling Fluids. Mr. Winkler has served as a member of the board of directors of Commercial Metals Company, a vertically integrated, Fortune 500 steel company that recycles, manufactures, fabricates and trades steel globally, since June 2012, and Hi-Crush Partners LP, a domestic producer of a specialized mineral used to enhance the recovery rates of hydrocarbons from oil and natural gas wells, since August 2012. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

Mr. Winkler has many years of operational, financial, international and capital markets experience, a significant portion of which was with publicly traded companies in the oil and gas services, manufacturing and exploration and production industries. He recently served as the Chairman and Chief Executive Officer of a public company that provided specialized oil and gas services and equipment.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on is the ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants for the fiscal year ending December 31, 2013. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The Audit Committee has appointed PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants, which we also refer to as our “independent accountants,” for the fiscal year ending December 31, 2013. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP was DRC’s independent registered public accounting firm for the fiscal year ended December 31, 2012.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board will request that the Audit Committee reconsider its appointment of PricewaterhouseCoopers LLP for the fiscal year ending December 31, 2013, and consider such vote in its review and future appointment of the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different accounting firm at any time during the 2013 fiscal year if the Audit Committee determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The third agenda item to be voted on is the adoption of an advisory resolution on executive compensation. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to offer our stockholders an opportunity to vote on whether to approve an advisory resolution on executive compensation. This vote, commonly known as “say on pay,” provides you as a stockholder the opportunity to endorse or not endorse the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Board of Directors believes that the Company’s success as one of the largest global suppliers of custom-engineered rotating equipment solutions to the oil, gas, petrochemical, process, power, military and other industries is led by the collective talent, experience and performance of its executive leadership team. With that in mind, our overall executive compensation program has been designed to attract, retain, engage and motivate leaders who will develop and execute strategies that generate short- and long-term success and growth. The key principles underlying the Company’s executive compensation program are described in detail in the Compensation Discussion & Analysis (“CD&A”) beginning on page 33 of this proxy statement and are set forth below:

•	align the financial interest of the Company’s leadership’s with that of its stockholders;

•	promote consistent and long-term growth and stability;

•	attract, retain and engage talented executive officers;

•	reward individuals for overall Company, functional and business unit results; and

•	recognize individual responsibility, leadership, performance, potential, skills, team work, knowledge, experience and impact.

We believe that our executive compensation policies and practices are effective in supporting these guiding principles, including policies and practices such as:

•

Basing a significant portion of the compensation of executives on performance of the Company and the executive’s functional or business unit; for the CEO and CFO, at least 70% of their total direct compensation is variable and over half is tied to performance. Total direct compensation is defined as base salary, target annual incentive opportunity and target long-term incentive opportunity. For the remaining named executive officers (“NEOs”), at least 60% of their total direct compensation is variable;

•

Promoting and rewarding actions that balance short-term strategies with long-term growth and stability using a variety of financial and non-financial metrics (e.g., operating income, net working capital as a percentage of sales, total shareholder return, safety);

•	Including recoupment features, which serve to support good corporate governance, in the Company’s incentive programs; and

•	Requiring NEOs to own a substantial amount of Company stock.

We urge stockholders to read the CD&A beginning on page 33 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 53 through 67, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking you to approve the following advisory resolution at the Annual Meeting:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion.”

Because this vote is advisory, it will not be binding upon the Board of Directors or the Company. Although non-binding, the Compensation Committee and the Board values the opinions expressed by stockholders in their vote on this proposal and will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors unanimously recommends that you vote “FOR” approval of this proposal.

PROPOSAL 4

APPROVAL OF THE COMPANY’S PERFORMANCE GOALS UNDER THE 2008 STOCK INCENTIVE PLAN

Overview

The Company’s 2008 Stock Incentive Plan (the “plan”) enables the Compensation Committee to award incentive and nonqualified stock options, stock appreciation rights, shares of our common stock, restricted stock, restricted stock units and incentive bonuses (which may be paid in cash or stock or a combination thereof), any of which may be performance-based, with vesting and other award provisions that provide effective incentives to Company employees (including officers), non-employee directors and other service providers. The plan became effective on May 13, 2008, following its adoption on March 10, 2008 by the Board (through its delegation to the Compensation Committee) and upon its approval by the Company’s stockholders. In order to allow for awards under the plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”), the Company is asking stockholders to approve the material terms of the performance goals under the plan, which approval is required at least every five years as described below. Stockholders are not being asked to approve any amendment to the plan or to approve the plan itself.

Why Stockholders Should Vote to Approve the Performance Goals under the Plan

Our Board believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the Company’s named executive officers (other than the chief financial officer) can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to our named executive officers listed on page 34 (other than the chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders at least once every five years. The initial stockholder approval for the performance goals was obtained when the plan was approved by stockholders at the 2008 stockholders’ meeting.

For purposes of Section 162(m) the material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals may be based; and

•	the maximum amount of compensation that can be paid to an employee under the performance goal.

With respect to the various types of awards available under the plan, each of these aspects is discussed below, and, as noted above, stockholders are being asked under this proposal to approve each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

Plan Summary

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Appendix A. Stockholders are urged to read the plan in its entirety. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Background and Purpose of the Plan.    Our Board, through authority delegated to the Compensation Committee, adopted the plan on March 10, 2008, subject to stockholder approval. The Company’s stockholders approved the plan on May 13, 2008, at which time it became effective. The plan was further amended by the Compensation Committee on February 12, 2010 and March 15, 2010. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

The purpose of the plan is to provide employees (including officers), non-employee directors and other service providers with incentives for the future performance of services that are linked to the profitability of the Company’s businesses and to the interests of its stockholders. Aspects of the plan also are intended to encourage employees (including officers), non-employee directors and other service providers to own Company stock, so that they may establish or increase their proprietary interest in the Company and align their interests with the interests of the stockholders.

Types of Awards Under the Plan.    The plan allows the following types of awards:

•	Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	Stock appreciation rights (SARs), alone or in conjunction with stock options or other awards;

•	Grants of our common shares;

•	Shares of restricted stock and restricted stock units (RSUs); and

•	Incentive bonuses that may be paid in cash, stock, or a combination thereof.

Administration.    The plan is administered by the Compensation Committee of the Board, except that our Nominating and Governance Committee makes grants to our non-employee directors. Members of the Compensation Committee may be replaced by the Board. The Compensation Committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine which persons are plan participants, to which of such participants awards will be granted and the timing of any such awards;

•

grant awards and determine the terms and conditions of those grants, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•

prescribe and amend the terms of the agreements or other documents evidencing awards and the terms of or form of any document or notice required to be delivered to the Company by participants under the plan;

•	determine the extent to which adjustments are required in relation to changes in the Company’s capitalization, such as stock-splits, reverse stock-splits or dividends;

•

interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith in extraordinary circumstances; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.

All decisions and actions of the Compensation Committee are final and binding on all participants. Subject to certain limitations, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things the Committee is authorized and empowered to do or perform under the plan. The plan permits the Board to exercise the Compensation Committee’s powers, other than with respect to matters required by law to be determined by the Compensation Committee. Other than in connection with a change in the Company’s capitalization: (i) the exercise price of an option or strike price of an SAR may not be reduced without stockholder approval (including canceling previously awarded options or SARs and regranting them with a lower exercise price), and (ii) without stockholder approval, an option or SAR may not be cancelled, exchanged, substituted for, bought out by the Company or surrendered in exchange for cash, other awards or a combination thereof. The Committee may delegate any or all aspects of the day-to-day administration of the plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Stock Subject to Plan.    The maximum number of shares that may be issued under the plan is equal to six million shares. As of March 13, 2013, a total of 2,272,360 shares remained available for awards under the plan, and a total of 2,632,128 shares were subject to outstanding awards under the plan. Of the 1,581,726 shares subject to outstanding option awards, the weighted average remaining contractual term was 6.3 years with a weighted average exercise price of $34.90.

Shares of Common Stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the Company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan, in whole or in part, the number of shares of Common Stock subject to such award again becomes available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. However, the following shares will not again become eligible for issuance under the plan: shares subject to awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award; shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an award; and shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award. Under the plan, no single participant may be granted awards covering more than eight hundred thousand (800,000) shares of Common Stock in any fiscal year. The maximum number of shares of Common Stock that may be issued pursuant to stock options intended to be incentive stock options is six million (6,000,000) shares.

The number and kind of shares available for issuance under the plan (including under any awards then outstanding), and the number and kind of shares subject to the limits set forth in the plan, will be equitably adjusted by the Compensation Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The terms of any outstanding award will also be equitably adjusted by the Compensation Committee as to price, number or kind of shares subject to such award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

Eligibility.    Employees (including officers), non-employee directors and service providers of the Company and its subsidiaries and affiliates are eligible for grants under the plan. The Board has identified these classes of individuals as those whose services are linked most directly to the profitability of our businesses and to the interests of our stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the Compensation Committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purpose of the plan. Because awards are established at the discretion of the Compensation Committee subject to the limits described above, the number of shares that may be granted to any participant under the plan cannot be determined. The Compensation Committee has historically granted awards under the plan to fewer than 1,000 employees and other participants each year based on the factors referenced above. In 2012, the Compensation

Committee granted awards to approximately 615 participants under the plan. For more information on grants made to our NEOs in 2012, refer to the section of this Proxy Statement titled “Executive Compensation - Grants of Plan-Based Awards for 2012” on page 56.

Terms and Conditions of Stock Options.    Stock options granted to participants may be granted alone or in addition to other awards granted under the plan and may be of two types: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code; or (ii) non-qualified stock options, which are not intended to be incentive stock options. All stock options granted under the plan will be evidenced by a written agreement between the Company and the participant. Each agreement will provide, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.

Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the Compensation Committee may determine, except that options granted to officers subject to Section 16 of the Exchange Act (“Section 16 officers”) that become exercisable based solely on continued employment or the passage of time may not become exercisable in full prior to the thirty-sixth (36) month following the grant date but may be subject to pro-rata vesting over such period (except that the Compensation Committee may provide for the acceleration of vesting of such options in the event of the participant’s death, Disability, retirement or in connection with a Change in Control); provided, however, that up to 2.5% of the total awards authorized under the plan may be granted with shorter vesting periods. Subject to the foregoing, if the Compensation Committee provides that any stock option is exercisable only in installments, the Compensation Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the Compensation Committee may at any time accelerate the exercisability of any stock option. Dividend equivalents may not be granted with respect to shares underlying stock options.

The exercise price for any stock option granted may not be less than the fair market value of the Common Stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, and each option or Stock Appreciation Right shall be exercisable only by the participant during his or her lifetime.

Following termination of employment, the participant’s right to exercise an option then held shall be determined by the Compensation Committee and set forth in an award agreement. In all cases, individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Common Stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in Common Stock, cash, or a combination of Common Stock and cash, at the Compensation Committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the Compensation Committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See Terms and Conditions of Stock Options for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable. Dividend equivalents may not be granted with respect to shares underlying stock appreciation rights.

Terms and Conditions of Grants of Common Shares, Restricted Stock and RSUs.    Common shares may be granted to participants, subject to such conditions as determined by the Compensation Committee. A restricted stock award is an award of Common Shares (as defined in the plan) with restrictions that lapse in one or more installments over a vesting period following the grant date; provided, however, that the grant, issuance, retention, vesting and/or settlement of shares under any such award granted to a Section 16 officer that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period (except that the Compensation Committee may provide for the satisfaction and/or lapse of all conditions under any such award in the event of the participant’s retirement, death or Disability or in connection with a Change in Control); provided, further, that up to 2.5% of the total awards authorized under the plan may be granted with shorter vesting periods to Section 16 officers. The plan also allows for restricted stock treated as a performance award, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. A restricted stock unit, or RSU, provides for the issuance of shares of stock following the vesting date or dates associated with the award. Shares of restricted stock and RSUs may be awarded either alone or in addition to other awards granted under the plan. The Compensation Committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan.

Unless otherwise determined by the Compensation Committee, the recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the Compensation Committee and reinvested in additional restricted stock). Holders of RSUs are not entitled to voting rights in the shares of Common Stock underlying their units until the underlying shares are actually reflected as issued and outstanding shares on the Company’s stock ledger. Common Shares (as defined in the plan) underlying the RSUs shall not have rights to receive dividends or dividend equivalents, unless otherwise provided by the Compensation Committee.

Terms and Conditions of Incentive Bonuses.    An incentive bonus is an opportunity for a participant to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) shall not exceed $10,000,000. The terms of any incentive bonus will be set forth in an award agreement that will include provisions regarding (i) the target and maximum amount payable to the participant, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions as determined by the Committee.

The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), in which case the performance criteria will be determined as specified below under “Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs and

Incentive Bonuses.” The Committee shall certify the extent to which any performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m).

The Committee shall determine the timing of payment of any incentive bonus. Payment of the amount due under an incentive bonus may be made in cash or in shares, as determined by the Committee.

Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs and Incentive Bonuses.    The Compensation Committee may specify certain performance criteria, which must be satisfied before stock options, stock appreciation rights, restricted stock and RSUs will be granted or will vest or incentive bonuses will become payable.

“Performance goals” means the specific objectives that may be established by the Compensation Committee, from time to time, with respect to a grant. These objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the Company as a whole or to a business unit or a subsidiary or division, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net income; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total stockholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; or (xviii) debt reduction.

Under the plan and to the extent consistent with Section 162(m), the Compensation Committee (i) shall adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all determined in accordance with Accounting Standards Codification 225-20 or other applicable or successor accounting provisions, and/or described as extraordinary or unusual in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (ii) may appropriately adjust any evaluation of performance under a Quality Performance Criteria to exclude any of the following events that occurs during a performance period: (a) asset write-down; (b) litigation, claims, judgments or settlements; (c) the effect of change in tax law or other such law or provisions affecting reported results; (d) the adverse effect of work stoppages and slowdowns; (e) accruals for reorganization and restructuring programs and (f) accruals of any amounts for payment under the plan or any other compensation arrangement maintained by the Company. Performance goals established by the Compensation Committee may be different with respect to different grantees. The Compensation Committee has the authority to make equitable adjustments to any performance goal.

With respect to grants made to our named executive officers (other than the chief financial officer), the vesting or payment of which are to be made subject to performance goals, the Compensation Committee may design such grants or a portion of them to comply with the applicable provisions of Section 162(m), including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grants not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the Compensation Committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.

Automatic Annual Grants to Non-employee Directors.    In addition to any discretionary grants, immediately following the first regular meeting of the Board in any full calendar year the plan is in effect, or at such other time during such calendar year as determined by the Committee, each non-employee director then in office shall receive an annual grant of Common Shares or the right to receive Common Shares. The form of award shall be determined by the Committee and the value of the award shall be determined by the Board. Each annual grant will vest as determined by the Nominating and Governance Committee, subject to the director remaining in office on each vesting date. Each Annual Grant shall also become vested upon the director’s death or disability or upon a change in control (as defined in the plan).

Change in Control.    The Committee may provide in any award agreement provisions relating to the treatment of Awards in the event of a change in control. The Committee may provide for the acceleration of vesting of, or the lapse of transfer or other similar restrictions on, awards, for a cash payment based on the change in control price (as defined in the plan) in settlement of awards, or for the assumption or substitution of awards by a participant’s employer (or the parent or an affiliate of such employer) immediately following the change in control.

Amendment and Termination.    The Board may amend, alter or discontinue the plan and the Committee may amend, or alter any agreement or other document evidencing an award made under the plan, but no such amendment shall, without the approval of the Company’s stockholders, reduce the exercise price of outstanding options or SARs, reduce the price at which options may be granted or otherwise amend the plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements. No amendment or alteration to the plan or an award shall be made which would impair the rights of a participant, without the participant’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. Unless earlier terminated by the Board, the plan will continue in effect until March 10, 2018.

Repricings.    Other than in connection with a change in the Company’s capitalization: (i) the exercise price of an option or strike price of an SAR may not be reduced without stockholder approval (including canceling previously awarded options or SARs and regranting them with a lower exercise price), and (ii) without stockholder approval, an option or SAR may not be cancelled, exchanged, substituted for, bought out by the Company or surrendered in exchange for cash, other awards or a combination thereof.

U.S. Federal Income Tax Consequences.    The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of March 13, 2013. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options.    The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the Company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. In general, the Company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of Common Stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item that increases the participant’s “alternative minimum taxable income.” The Company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. In general, the Company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Stock Appreciation Rights.    The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares received upon exercise of a stock appreciation right generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Common Shares, Restricted Stock and Restricted Stock Units.    Grants of common shares will result in the grantee recognizing ordinary income in an amount equal to the value of the shares at such time, and the Company generally will receive a corresponding deduction. Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will generally receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

In connection with awards under the plan, the Company may withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, or the payment of a restricted stock unit or performance award unit or by delivery to the Company of previously owned shares of Common Stock subject to certain holding period requirements.

Incentive Bonuses.    In general, a participant will be taxed at the time of payment of any incentive bonus. The amount subject to tax will be the amount of cash paid and, if applicable, the fair market value of any shares transferred to the participant. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares transferred in payment of an incentive bonus generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Potential Limitation on Company Deductions.    As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either of their own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The plan is designed to allow grants of awards that are “performance based” within this definition. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the plan will be deductible under all circumstances.

The Board of Directors unanimously recommends that you vote “FOR” approval of this proposal.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consists of Messrs. Underwood, Raspino and Roth and Ms. Foley. The Audit Committee operates under a written charter adopted by the Board of Directors. The committee charter is available on the Company’s web site (www.dresser-rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the consolidated financial statements and opining as to whether such statements are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2012, and has met and held discussions with management and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2012, were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1, AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee, in consultation with management, the independent registered public accounting firm and DRC’s internal auditor, has reviewed management’s report on internal control over financial reporting as of December 31, 2012, and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

THE AUDIT COMMITTEE
Michael L. Underwood, Chairman
Rita V. Foley
Louis A. Raspino
Philip R. Roth

Fees of Independent Registered Public Accountants

For work performed in regard to fiscal years 2011 and 2012, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized (dollars in thousands):

	Fiscal Year 2011	Fiscal Year 2012
Audit Fees(1)	$4,391	$4,221
Audit-Related Fees(2)	$5	$5
Tax Fees(3)	$—	$—
All Other Fees(4)	$4	$4

Total Fees	$4,400	$4,220

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Includes fees for professional services rendered in connection with compilation reports for state licensing requirements.

(3)	Includes fees for tax compliance, tax advice and tax planning. For example, tax compliance involves preparation of original and amended tax returns.

(4)	Includes fees for all other services not reported under (1) through (3). These amounts reflect license fees for software PricewaterhouseCoopers LLP provided for research of accounting authorities and compliance with reporting obligations.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2011 and 2012 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As required by its charter, the Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes-Oxley Act Section 201, to be performed for DRC by its independent registered public accounting firm, subject to any de minimis exceptions for non-audit services described in the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, the proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

CORPORATE GOVERNANCE AND RELATED MATTERS

We are committed to proper corporate governance and to conducting our business with ethics and integrity. In furtherance of these commitments, our Board has adopted Corporate Governance Guidelines, developed and recommended by the Nominating and Governance Committee of our Board, and the Code of Conduct, which describes the basic ethical principles that guide the conduct of our directors, officers and employees. The Corporate Governance Guidelines, together with our bylaws, the charters of each of our Board committees and the Code of Conduct, provide the framework for DRC’s corporate governance.

A complete copy of each of these documents may be found under the Corporate Governance portion of the Investors link on the Company’s website (www.dresser-rand.com). In addition, any stockholder may obtain, free of charge, a print copy of these documents by submitting a request in writing to our Corporate Secretary at our executive office at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

Majority Voting for Directors

In February 2012, the Board, upon the recommendation of the Nominating and Governance Committee, adopted a majority voting standard for uncontested elections of directors. Under this standard, nominees in uncontested elections are elected by a majority of the votes cast. This means that such a nominee for director must receive more “FOR” votes than “AGAINST” votes in order to be elected. In contested elections, where the total number of director nominees exceeds the number of directors to be elected, the nominees will be elected by a plurality of the votes cast. Our Board has also adopted a director resignation policy requiring any incumbent director who fails to receive more “FOR” votes than “AGAINST” votes in an uncontested election to tender to the Board his or her offer to resign (unless the director previously tendered an irrevocable, conditional offer to resign). The Board shall, no later than 90 days after certification of the election results, consider the resignation offer and any committee recommendations and determine whether to accept the director’s offer to resign. The director whose resignation offer is under consideration may not participate in any related Board or committee proceedings.

Advisory Director

In May 2011, upon our closing of the acquisition of Grupo Guascor S.L. (“Guascor”), the Board appointed Mr. Joseba Grajales, the former Chairman and principal owner of Guascor, as an advisory director of the Company. While serving as an advisory director, Mr. Grajales is entitled to notice of, and to attend, all scheduled meetings of the full Board, subject to being excused from such meetings at the request of the Chairman of the Board, and while in attendance he may participate in the Board’s discussions. His attendance is not counted for quorum or voting requirements. He is not entitled to a vote on any matter, and he does not participate in any committee meetings. The Board may discontinue Mr. Grajales’ service as an advisory director at any time in its sole discretion. For 2011 on a pro-rata basis, and for 2012, Mr. Grajales received compensation equivalent to a non-employee director, including the annual cash retainer and the annual equity award.

Director Independence

In determining director independence, our Board employs the standards set forth in the New York Stock Exchange (“NYSE”) listed company manual. The independence test included in the NYSE listing standard requires that the Board determine that the director has no direct or indirect material relationship with DRC. Additionally, a director is not independent if:

•	The director is or has been within the last three years an employee of DRC (or an immediate family member of such director is or was within the last three years an executive officer of DRC);

•

The director or an immediate family member received more than $120,000 during any 12-month period within the last three years in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service);

•

The director or an immediate family member is a current partner of a firm that is DRC’s internal auditor or external auditor, the director is a current employee of such firm, an immediate family member is a current employee of such firm who personally works on DRC’s audit, or the director or immediate family member was in the last three years, but is no longer, a partner or employee of such firm and personally worked on DRC’s audit during that time;

•

The director or an immediate family member is or has been within the last three years employed as an executive officer by any company whose compensation committee includes or included a current executive officer of DRC; or

•

The director is a current employee (or an immediate family member is a current executive officer) of another company that made payments to, or received payments from, DRC for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

In addition, members of our Audit Committee must meet the following additional independence requirements under the SEC’s rules:

•

No director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with DRC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee; and

•

No director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from DRC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with DRC (provided such compensation is not contingent in any way on continued service).

Applying the NYSE test, the Board has affirmatively determined, as recommended by the Nominating and Governance Committee, that Ms. Foley and Messrs. Macaulay, Raspino, Roth, Snider, Underwood and Winkler are independent, and that all members of the Audit Committee meet the heightened requirements for independence set forth above. In addition, the Board affirmatively determined that Mr.  Volpe is not independent because he is the President and Chief Executive Officer of DRC.

The Board of Directors and its Committees

The Board of Directors held 11 meetings in 2012, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2012. Directors are encouraged to attend stockholder meetings. All directors attended the 2012 Annual Meeting. In connection with each of the quarterly Board meetings, the non-management directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The independent Chairman of the Board presides at each executive session of the non-management directors.

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. The committee members are as follows:

Name	Audit	Compensation	Nominating and Governance
Rita V. Foley	X	X
Louis A. Raspino	X	X*
Philip R. Roth	X		X*
Stephen A. Snider		X	X
Michael L. Underwood	X*		X
Joseph C. Winkler III		X	X

*	Chairman.

The Audit, Compensation and Nominating and Governance Committees held 8, 7, and 4 meetings, respectively, in 2012.

The principal responsibilities and functions of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are summarized below and described in more detail in the written charters adopted by the Board, each of which may be found under the Corporate Governance portion of the Investors link on the Company’s website (www.dresser-rand.com). DRC’s Corporate Governance Guidelines also are available on the Corporate Governance portion of the Investors link on the Company’s website. In addition, any stockholder may obtain a print copy of these charters or DRC’s Corporate Governance Guidelines by contacting our Corporate Secretary.

Audit Committee

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee currently consists of Michael L. Underwood, who serves as Chairman, Rita V. Foley, Louis A. Raspino and Philip R. Roth. The Board has determined that each of the Audit Committee members is “financially literate,” and that Michael L. Underwood is an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit

Committee’s authorities and responsibilities include: (1) appointing, compensating, retaining, evaluating, overseeing and terminating the independent auditors; (2) pre-approving all auditing services, internal control-related services and permitted non-audit services by the independent auditors; (3) retaining independent legal, accounting and other advisors to the extent it deems necessary; (4) making regular reports to and reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, performance and independence of the independent auditors, or performance of the internal audit function; (5) reviewing and reassessing the adequacy of the Committee’s charter annually and recommending any proposed changes to the Board; (6) conducting an annual performance self-evaluation; (7) preparing a report as required by the rules of the SEC to be included in the Company’s annual meeting proxy statement; and (8) taking such other actions as it deems necessary or appropriate in meeting its responsibilities. The Audit Committee operates under a written charter adopted by the Board, a copy of which may be obtained as described above.

As previously discussed, the Board has concluded that Ms. Foley and Messrs. Underwood, Raspino and Roth are “independent” as defined by the applicable SEC and NYSE standards for purposes of serving on the Audit Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Philip R. Roth, who serves as Chairman, Stephen A. Snider, Michael L. Underwood and Joseph C. Winkler III. The Nominating and Governance Committee’s authorities and responsibilities include: (1) retaining, compensating and terminating search firms used to identify director candidates and legal and other advisors as the Committee deems necessary; and (2) conducting an annual performance self-evaluation and reviewing and assessing the adequacy of the Committee’s charter and recommending changes to the Board. To the extent deemed necessary or appropriate, the Committee will: (i) develop, recommend and review annually the Company’s Corporate Governance Guidelines; (ii) establish criteria for the selection of new directors to serve on the Board, including any policies regarding the consideration of director candidates recommended by stockholders; (iii) identify, screen and recommend to the Board the nominees to be proposed by the Company at the annual meeting of stockholders, or fill vacancies on the Board, based on an assessment of each nominee’s particular experience, qualifications, attributes or skills and potential to contribute to diversity, and recommend changes in the size of the Board; (iv) assess the independence of the directors, assess the financial literacy of each Audit Committee member, and review the experience of the Audit Committee members in light of the attributes of an “audit committee financial expert,” and in each case make a recommendation to the Board; (v) review the material facts of all “Interested Transactions” that require the Committee’s approval under the Company’s Related Party Transaction Policies and Procedures and determine whether to approve such transactions; (vi) review and evaluate the leadership structure of the Board; (vii) review the Board committee structure and composition and recommend to the Board directors to serve as members of each committee; (viii) oversee the annual evaluation of management, the Board, the directors, and Board committees; (ix) establish criteria for and lead the annual performance self-evaluation of the Board and monitor annual committee performance self-evaluations; (x) establish director policies and guidelines for retirement and stock ownership; (xi) oversee director orientation and continuing education; (xii) review whether continued Board or committee participation is appropriate in light of employment changes and/or service on additional boards of other companies; and (xiii) establish the compensation and benefits of directors and Board committee members.

The Nominating and Governance Committee operates under a written charter adopted by the Board, a copy of which may be obtained as described above. As discussed above, the Board has made an affirmative determination that Messrs. Roth, Snider, Underwood and Winkler are independent.

Prospective director nominees are identified through the contacts of the directors or members of senior management, by stockholders or through reputable search firms. Once a prospective director nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee and the Committee’s own knowledge of the candidate, which may be supplemented by the Committee through its own inquiries. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee will evaluate director nominees, including nominees that are submitted to DRC by a stockholder, taking into consideration certain criteria, including the candidate’s industry knowledge and experience, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing, and educational and professional background. The Committee will also assess the candidate’s qualifications as an independent director under the current independence standards of the NYSE. In addition, the Committee will consider the prospective candidate in light of the current composition of the Board and the collective Board members’ skills, expertise, industry and regulatory knowledge, and diversity of perspectives. The candidate must also have time available to devote to Board activities and the ability to work collegially and to serve the interests of all stockholders. In the case of candidates recommended by stockholders, the Committee will also consider the capability of the candidate to discharge his or her fiduciary obligations to all stockholders. As necessary, DRC may engage the services of a third party for a fee to identify and evaluate prospective nominees.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

The Nominating and Governance Committee will consider recommendations for candidates for the Board of Directors received from its stockholders. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Governance Committee should submit the recommendation in writing to the Nominating and Governance Committee, care of the Company’s Corporate Secretary, and must include: (i) the name of the stockholder making the recommendation; (ii) the recommended candidate’s name and a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service; (iii) a summary of the recommended candidate’s qualifications for membership on the Board; (iv) the number of shares of the Company’s common stock owned beneficially or of record by both the stockholder making the recommendation and the recommended candidate; and (v) a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve if elected. The Nominating and Governance Committee may request additional information from the stockholder making the recommendation and/or the recommended candidate. The Nominating and Governance Committee will evaluate candidates recommended by stockholders using the same process and criteria that are used in evaluating candidates through the normal process of the Nominating and Governance Committee, with the additional consideration described above.

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at an Annual Meeting may nominate persons for election as directors. For the currently planned 2014 Annual Meeting, a stockholder may nominate persons for election as directors only if the Secretary of DRC receives written notice of any such nominations no earlier than January 7, 2014, and no later than February 6, 2014. Any stockholder notice of intention to nominate a director shall include all of the information required by DRC Bylaws, including:

•	the name and address of the stockholder (and the beneficial owner on whose behalf the nomination is made, if any);

•

the class and number of shares of DRC that are beneficially owned by the stockholder (and any such beneficial owner), as of the dates and along with the additional related information set forth in the DRC bylaws;

•	the name of the person nominated by the stockholder;

•

all other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC or otherwise required by Regulation 14A of the Exchange Act;

•	the written consent of the nominee to being named in the proxy statement and to serve as a director if elected; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Compensation Committee

Our Compensation Committee currently consists of Louis A. Raspino, who serves as Chairman, Rita V. Foley, Stephen A. Snider and Joseph C. Winkler III. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to DRC’s compensation programs, including those programs providing for the compensation of key employees and executives. The Compensation Committee’s authorities and responsibilities include: (1) annually reviewing and assessing the adequacy of the Committee’s charter in light of developments in compensation practices, related governance standards and applicable legislation and regulations, and recommending changes to the Board; (2) forming and delegating specific responsibilities on a project or issue basis to a sub-committee or other authorized individual; (3) conducting an annual performance self-evaluation; (4) selecting, retaining, terminating and assessing the independence of consultants to the Committee, including an independent compensation consulting firm to assist in the evaluation of executive officer compensation; (5) establishing and reviewing, periodically, the overall compensation philosophy of the Company; (6) recommending for approval by the independent directors of the full Board the goals and objectives relevant to CEO compensation, including annual performance objectives, and the CEO’s compensation; (7) for other executive officers, reviewing the goals and objectives relevant to their compensation programs and the relative benchmarks and benchmarking process used to establish the awards and reviewing and approving the CEO’s annual recommendations for their compensation; (8) preparing and providing the Compensation Committee report on executive compensation in the annual proxy statement and reviewing and participating in the development of the narratives and tables to be included in the Compensation Discussion and Analysis in the annual proxy statement; (9) reviewing and discussing with management the proxy disclosures relating to, considering whether to adjust any executive compensation practices in light of, and reviewing and recommending to the Board the frequency of, the stockholder advisory vote on executive compensation; (10) reviewing, at least annually, the Company’s compensation policies and practices of compensating its employees, including non-executive officers, as they relate to the Company’s risk management practices and risk-taking initiatives, and determining whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company; (11) reviewing, at least annually, management’s recommendations for the Company’s annual incentive plan, its competitiveness and financial implications of funding and payouts, including associated award criteria; (12) reviewing and approving aggregate annual incentive plan payments and individual incentive payments to the executive officers other than the CEO; (13) reviewing and approving all executive perquisite programs, if any; (14) monitoring and approving the Company’s long-term incentive programs; (15) reviewing and approving all employment and compensation agreements and contracts for executive officers; (16) reviewing and approving change-in-control protection offered by the Company to its employees; and (17) providing recommendations to the Board on such programs that are subject to Board approval. The Compensation Committee has adopted a written charter, a copy of which may be obtained as described above.

More information describing the Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation is included in the Compensation Discussion and Analysis.

As discussed above, the Board, as recommended by the Nominating and Governance Committee, has concluded that Ms. Foley and Messrs. Raspino, Snider and Winkler are “independent” as defined by the applicable SEC and NYSE standards.

Compensation Consultant Independence

The Compensation Committee retained Frederic W. Cook & Co. Inc. (“FWC”) in September 2011, as its outside expert compensation consulting firm to assist the Compensation Committee with its responsibilities related to the Company’s executive and non-employee director compensation programs.

FWC provided analysis/perspectives to the Board or the Compensation Committee on the following items related to Dresser-Rand’s 2012 executive compensation programs: dilution and overhang levels vs. peers, analysis of stockholder value transfer vs. peers, change in control severance analysis, perspectives and details on performance-based equity programs, typical long-term incentive vehicle prevalence and weighting, peer group evaluation, updates on regulatory environment, analysis of equity-related retirement provisions, incentive plan analysis, review of incentive compensation targets and payouts over the past three years, review of executive compensation and other matters discussed herein. In addition, FWC provided analysis/perspectives to the Nominating and Governance Committee on the Dresser-Rand 2012 non-employee director compensation program, including a review of each of the Company’s director compensation components as compared to the independent director compensation practices of the same peer companies selected for analysis of executive compensation. FWC did not provide any services to Dresser-Rand during 2012 other than those relating to the Company’s executive and non-employee director compensation programs.

The Board and the Compensation Committee have established the following procedures with regard to Committee consultants:

•	The Committee has the sole authority to retain, obtain the advice of and terminate any compensation consultant, independent legal counsel or other adviser;

•	The Committee may select such a consultant only after considering the consultant’s independence from the Company and management;

•	Each consultant has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•

The Committee has established protocols governing if and when the consultant’s advice and recommendations may be shared with management, which protocols are included in the consultant’s engagement letter.

The Compensation Committee has assessed the independence of FWC as required by the Committee’s charter, as referenced above, and concluded that FWC is independent from the Company and management and that FWC’s work has not raised any conflicts of interest. The conclusion is based on the Committee’s procedures and the fact that FWC’s services are limited to compensation consulting.

Diversity

The Company believes that a diverse board has benefits that can enhance the performance of the Company. The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for establishing criteria for the selection of new directors to serve on the Board, including any policies regarding the consideration of director candidates recommended by stockholders. The charter provides that the Committee will identify, screen and recommend nominees to the Board based on an assessment of each nominee’s particular experience, qualifications, attributes or skills and potential to contribute to diversity. As described above, the Committee reviews and assesses its performance and the adequacy of its charter annually. The Corporate Governance Guidelines emphasize that, as noted above, collectively Board members will bring to the Company a broad range of complementary and diverse skills, expertise, industry and regulatory knowledge, and diversity of perspectives in order to build a capable, responsive, and effective Board.

Mandatory Retirement Age

The Board of Directors adopted a policy that no director shall be nominated for election or re-election to the Board after reaching the age of 72.

Board Resignation

The Board of Directors adopted a policy that, prior to any change of a director’s employment during his or her tenure as a director, that director shall offer to tender his or her resignation for consideration by the Board of Directors. After proper evaluation, the Board shall advise the director of its decision whether to accept or reject the offer.

Succession Planning

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain senior management positions. The Board meets annually to evaluate such succession and to oversee the Company’s management development process. The Nominating and Governance Committee has adopted a procedure to facilitate communication and outline a process in the event our Chief Executive Officer is unable to perform his duties due to unforeseen circumstances.

Risk Management Oversight and Board Leadership Structure

Our full Board oversees our executive officers’ identification and management of risks of the Company, with the Audit, Compensation, and Nominating and Governance Committees overseeing risks in accordance with each Committee’s charter. The Board’s oversight is fostered by the leadership structure of the Board, as the Chairman of the Board and each Committee chairperson are independent directors.

Mr. Macaulay has served as our Chairman of the Board since October 2004, including during the period in which an affiliate of First Reserve Corporation, the company for which he also serves as Chairman, Chief Executive Officer and a Managing Director, had a controlling interest in the Company. Correspondingly, Mr. Volpe has served as President and Chief Executive Officer since October 2004 and, prior to that, in various capacities as discussed in Mr. Volpe’s biographical summary set forth below under “Executive Officers.”

These roles have been split historically based on the talents, experience and contributions that each of the two leaders provides to the organization and based on the Board’s then and current opinion that the separate contributions are of value to the Company.

The Board sets an appropriate “tone at the top” with a commitment to maximizing stockholder returns while maintaining the highest standards of business ethics, governance and integrity. The Board reviews and provides guidance to our management in developing our long range plans and annual operating plans as well as individual objectives of our executive officers. The Board has promoted the formation of our Enterprise Risk Council, chaired by the Chief Executive Officer and facilitated by the Director of Global Risk Management. The Council’s membership is comprised of senior managers from across all functions of the Company. In concert with the Company’s annual assessment of its strengths, weaknesses, opportunities and threats, the long range plan and the annual operating plan, the Council identifies and assesses the Company’s risks, including strategic, operational, financial reporting and compliance risks. The Council is responsible for mitigating such risks and monitoring the Company’s progress. Its findings are communicated to the Board quarterly.

Risk Assessment of Compensation Programs

The Charter of the Compensation Committee requires it to review, at least annually, the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to the Company’s risk management practices and risk-taking initiatives and to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee successfully completed this review on March 12, 2013. During this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

Code of Conduct

DRC has a Code of Conduct that applies to all employees, executive officers and directors of DRC. The Code of Conduct is posted on DRC’s website, www.dresser-rand.com, and is available in print upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. Any waiver of any provision of the Code of Conduct granted to an executive officer or director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on DRC’s website at www.dresser-rand.com or in a report on Form 8-K.

Prohibitions on Pledging and on Hedging and Other Derivative Transactions

For a discussion of our prohibitions on pledging stock, as well as on hedging and other derivative transactions, please see “Executive Compensation — Compensation Discussion & Analysis — Other Aspects of Executive Compensation” below.

Merger/Business Combinations

The Company does not require a super-majority vote to approve mergers/business combinations pursuant to the Company’s Amended and Restated Bylaws.

Communications with the Board

Stockholders and other parties may communicate with one or more members of the Board, the Chairman of the Board, or the non-management Directors as a group by the following means:

E-Mail:	mmai@dresser-rand.com
Mail:	Board of Directors
	Attn:	Corporate Secretary
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, TX 77042

Stockholders and other parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Stockholder and other party communications will be promptly forwarded by the Secretary of DRC to the specified Director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth the name, position and age (as of March 13, 2013) of each of our current executive officers:

Name	Age	Office or Position Held
Vincent R. Volpe Jr.	55	President and Chief Executive Officer
Mark E. Baldwin	59	Executive Vice President and Chief Financial Officer
Raymond L. Carney Jr.	45	Vice President, Controller and Chief Accounting Officer
Mark F. Mai	52	Vice President, General Counsel and Secretary
Luciano Mozzato	55	Executive Vice President, Services Worldwide
Gustavo Nechar	46	Vice President, Human Resources
Jesus Pacheco	55	Executive Vice President, New Equipment Worldwide
Christopher Rossi	48	Executive Vice President, Global Operations
Jerome T. Walker	49	Executive Vice President, Global Solutions

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He has served as an independent director of FMC Corporation since 2007. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mark E. Baldwin has been our Executive Vice President and Chief Financial Officer since August 2007. On March 5, 2013, Mr. Baldwin announced his intention to retire from the Company on or before April 30, 2013. Prior to joining the Company, he served as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., a public energy service company from August 2004 until February 2007. From April 2003 to July 2004, he was an Operating Partner at First Reserve Corporation. Mr. Baldwin served as the Executive Vice President and Chief Financial Officer for NexitraOne, LLC, a voice and data products distribution company, from October 2001 to August 2002. Other previous experience includes four years as Chairman and Chief Executive Officer for Pentacon Inc. and 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group. Mr. Baldwin served as an independent director of Seahawk Drilling, Inc. from August 2009 to February 2011. On February 11, 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits in the U.S. Gulf of Mexico following the Macondo well blowout and other factors. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Raymond L. Carney Jr. joined Dresser-Rand in August 2008 as Corporate Controller and was elected to the position of Vice President, Controller and Chief Accounting Officer in November 2008. Prior to joining the Company, Mr. Carney worked for Alcoa, Inc., an aluminum producer, between 2002 to 2008, where he was Group Controller from 2006 to 2008 for a $10 billion global division and headquartered in New York City and previously served as Manager of Financial Transactions and Policy. Prior to his time with Alcoa, he spent 13 years with Ernst & Young, a big four public accounting firm, in their Pittsburgh office serving a variety of clients including several that were publicly owned. Mr. Carney is a Certified Public Accountant (CPA) with a BS from Pennsylvania State University.

Mark F. Mai has been our Vice President, General Counsel and Secretary since October 2007 and acted as our Vice President, Human Resources from October 2010 to June 2011. Prior to October 2007, Mr. Mai held various positions at Cooper Industries, an international manufacturing company, between 1991 and 2000 and between 2003 and 2007. As Cooper’s Associate General Counsel, Corporate, from 2003 until 2007, Mr. Mai led a team that handled the legal needs of Cooper’s business operations and its mergers and acquisitions. As Cooper’s Associate General Counsel, Litigation from 1999 to 2000, he managed Cooper’s global litigation issues. From 2000 to 2003, Mr. Mai was a partner at the law firm of Thompson & Knight LLP, heading up the Corporate and Securities practice for its Austin, Texas office. Mr. Mai earned a B.B.A. with a concentration in finance from the University of Notre Dame and a J.D. from the University of Texas.

Luciano Mozzato has been our Executive Vice President, Services Worldwide, responsible for all Product Services including Field Operations since January 2009. Mr. Mozzato has held a variety of leadership positions in sales, operations, and the aftermarket business within United Technology’s Otis Elevator division, the world’s largest company in the manufacture, installation and service of elevators, escalators and moving walkways, including from 2004 until 2008 as Vice President and General Manager of their Latin America business and Vice President and General Manager of their Italian subsidiary. In addition, Mr. Mozzato served as the Vice President of Global Supply Chain and Logistics Worldwide from 2000 until 2004. Prior to that he served in United Technology’s Italian subsidiary as Product Director, Director of Engineering, and Field Service Manager. He started his career as a mechanic and earned a diploma in electronic engineering from the ITI Institute in Italy. Mr. Mozzato also holds a Bachelor of Science in Mechanical Engineering from Hartford University in the U.S.

Gustavo Nechar has been our Vice President of Human Resources since June 2011. In this leadership position, Mr. Nechar has principal responsibility for the human resources function and related administrative functions of the Company and its affiliates throughout the world. From April 2009 until joining the Company, Mr. Nechar served as the Manufacturing & Logistics Global HR Leader of WABCO Vehicle Control Systems, a provider of electronic, mechanical and mechatronic products for commercial truck, trailer, bus and passenger car manufacturers. Prior to joining WABCO, he spent 11 years with Valeo, Inc., which focuses on the design, production and sale of components, integrated systems and modules for the automotive industry, where he held a variety of roles of progressive responsibility within the human resources function, including as the Branch Human Resources Director of Valeo Interior Controls (from September 2008 through March 2009) and Valeo Service (from December 2005 through August 2008). Mr. Nechar earned a BA from Faculdades Metropolitanas Unidas in Sao Paolo, Brazil and has broad international experience in performance and talent management, compensation and training. He has been responsible for human resources programs in over 15 countries and is fluent in English, French, Portuguese and Spanish.

Jesus M. Pacheco was appointed Executive Vice President, New Equipment Worldwide in June 2007. He is responsible for all company new equipment sales and client services worldwide. Mr. Pacheco has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1990. He has held various leadership positions in Application Engineering, Extended Scope and Marketing for Dresser-Rand Company, including responsibilities as Regional Director for the former Soviet Union, based in London, UK, and Marketing Manager for the European Served Area (Europe, Africa and the Middle East) based at our manufacturing facility in Le Havre, France. From January 1999 to August 2000, Mr. Pacheco served as Vice President, Client Services for the Latin America Region. He assumed Client Services responsibilities for the Americas Region in August 2000, expanding them to include the European Served Area in July 2006. Mr. Pacheco has over 30 years of experience in the global energy industry, including 8 years with a major oil and gas operator in Venezuela, working with compressors, turbines and compression facilities for process, oil and gas applications. Mr. Pacheco earned a BSE in Mechanical Engineering and a BS in Economics from the University of Michigan at Ann Arbor.

Christopher Rossi has served as our Executive Vice President, Global Operations since September 2012, with responsibility for Dresser-Rand’s Product Manufacturing Operations and certain related functions, including Supply Chain Management, Process Innovation and Information Technology and the Company’s Engineering Support Center and Materials Logistics Center. Mr. Rossi has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1987. He has held various leadership positions within Dresser-Rand in the areas of Engineering, Production, Supply Chain Management, Sales and Business Development. He served as Vice President, Technology and Business Development from January 2009 to September 2012. From February 2007 until December 2008, Mr. Rossi was our Executive Vice President, Product Services Worldwide. In that role, he had worldwide responsibility for sales of our aftermarket parts and services business. Prior to that, he was Vice President and General Manager, North American Operations, from October 2003 to February 2007, and was responsible for all U.S. plants and worldwide development engineering. Mr. Rossi served as Vice President and General Manager Painted Post Operation from February 2001 to October 2003 and as Vice President, Supply Chain Management Worldwide, from March 1998 to January 2001. Mr. Rossi earned a B.S.M.E. from Virginia Tech and an M.B.A. in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jerome T. Walker was appointed Executive Vice President of a newly formed Global Solutions organization in September 2012. Global Solutions is responsible for developing and deploying comprehensive projects and programs that meet client needs and drive growth. The organization includes: Technology Development & Commercialization, Marketing & Global Business Solutions, Mergers & Acquisitions, Regional Business Leadership for high growth / emerging geographies and a newly created Program Management Operation to execute large, complex projects. He served as our Vice President and General Manager, Americas and Asia Pacific, from January 2009 to September 2012, and as General Manager, Olean from September until December 2008. Prior to joining Dresser-Rand, Mr. Walker held various senior leadership roles at Honeywell International, a diversified technology and manufacturing company, between 1993 and 2008. His most recent position was Vice President of Global Operations from 2005 to 2008 where he led all aspects of Manufacturing, Supply Chain and Project Operations for Honeywell’s global industrial automation and control business. Prior to that, he led Honeywell’s Europe, Middle East and Africa industrial business unit for three years as Vice President and General Manager, based in Brussels, Belgium. He also served as Vice President of Sales, Vice President of Business Development and Director of Marketing at Honeywell. He started his career in operations at the BP (formerly Amoco) Whiting Refinery outside Chicago and also worked in Product Marketing at Emerson Electric. Mr. Walker has a BS in Chemical Engineering from The University of Notre Dame and an MBA from Northwestern University Kellogg Graduate School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We believe executive compensation has a direct impact on the Company’s business performance, and therefore on stockholder value. Our goal is to design and implement an executive compensation program that attracts and retains talented executive officers and that aligns their interest with that of the Company’s stockholders over the long term and also takes into account the volatile markets in which we do business. We also believe an effective program should reinforce the Company’s corporate objectives in simple and easy to understand ways and be flexible enough to remain effective in each of the global employment markets in which the Company operates. To that end, the Compensation Committee, which we refer to as the “Committee,” working with the Company’s human resources compensation team and outside advisors, has designed a program to:

•	align management’s financial interest with stockholders;

•	promote consistent and long-term growth;

•	attract and retain talented executive officers;

•	reward individuals for overall Company, functional and business unit results; and

•	recognize individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact.

In this section, we describe the policies and decisions related to the material elements of compensation for each of the Company’s named executive officers (“NEOs”) in 2012 in light of our goals and objectives. For 2012, these NEOs were as follows:

•	Vincent R. Volpe Jr., President and Chief Executive Officer (“CEO”)

•	Mark E. Baldwin, Executive Vice President and Chief Financial Officer (“CFO”)

•	Christopher Rossi, Executive Vice President, Global Operations

•	Mark F. Mai, Vice President, General Counsel and Secretary

•	Jerome T. Walker, Executive Vice President, Global Solutions

Summary of Compensation Philosophy, Practices and 2012 Decisions

In order to support the guiding principles outlined above, the Company’s executive compensation program has been designed as follows:

•

Basing a significant portion of the compensation of executives on performance of the Company and the executive’s functional or business unit; for the CEO and CFO, at least 70% of their total direct compensation is variable and over half is tied to performance. Total direct compensation is defined as base salary, target annual incentive opportunity and target long-term incentive opportunity. For the remaining NEOs, at least 60% of their total direct compensation is variable;

•

Promoting and rewarding actions that balance short-term strategies with long-term growth and stability using a variety of financial and non-financial metrics (e.g., operating income, net working capital as a % of sales, total shareholder return, and safety);

•	Including in the Company’s incentive programs recoupment features in the event of a financial restatement, which serve to support good corporate governance; and

•	Requiring NEOs to own a substantial amount of Company stock.

Over the last few years, the Company has made changes to its executive compensation program to continue to strengthen pay-for-performance and alignment with stockholder interests. In 2012, believing that its overall program continued to support these two major principles, and in light of the May 8, 2012, stockholder vote on executive compensation (discussed below), the Company made no material changes to its compensation program. While the Company’s overall financial performance was strong for 2012, (e.g., operating income increased 30% over 2011), actual performance for operating income and net working capital fell short of established stretch targets. As a result, payouts under the compensation programs were a mix of above and below target payouts. Provided below are key outcomes in 2012 as a result of performance achieved and/or decisions made as part of the program design — decisions that reinforced the Company’s executive compensation philosophy and strategies:

•

Company’s peer group — modified to continue to reflect alignment based on similarities in terms of revenue, market value and/or business model; as a result, the size of the peer group increased from 17 to 18 companies, including the addition of 8 new companies and the removal of 7 companies;

•

Base salaries and annual incentive targets — a combination of merit increases and market adjustments were awarded to certain NEOs to recognize performance, as well as to align with our philosophy of providing market competitive compensation;

•

Annual incentive program — the Committee establishes stretch financial targets under the program that would require significant effort to achieve; despite operating income performance that increased 30% from the previous year, annual incentive payouts were substantially less than target payouts, with an overall average payout for 2012 of 45% of target; and

•

Long-term equity — performance restricted stock units (PRSUs) granted under the 2010 and 2011 programs vested at maximum levels due to total shareholder return (TSR) results that were above the 90th percentile, as compared to the Company’s peers. PRSUs granted under the 2012 program vested slightly above target based on performance at the 58th percentile as compared to peers.

In addition, the Committee considered, and will continue to consider, the outcome of the non-binding advisory stockholder vote on executive compensation. At our annual meeting of stockholders held on May 8, 2012, approximately 94% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately 5% of the votes were cast against (with approximately 1% abstaining). The Committee did not make any changes to our executive compensation programs as a result of the vote. At our 2011 annual meeting of stockholders, a majority of votes were cast in favor of holding the vote on the advisory resolution on our executive compensation on an annual basis, as recommended by our Board of Directors. In light of and consistent with these voting results, we will continue to hold future votes on the advisory resolution on our executive compensation on an annual basis until such time as the Board determines that a different frequency for such non-binding advisory votes is in the best interests of our stockholders.

Summary of Corporate Governance Features

In order to support good corporate governance as well as to ensure continued alignment between the interests of our NEOs and our stockholders, the following features are integral components of our executive compensation program:

•

Stock ownership guidelines for key executives; the CEO continues to maintain ownership of a significant amount of Company stock — over 29 times his base salary, significantly above the minimum requirement of 6 times base salary; this includes 272,195 shares (value of $16.1 million as of March 13, 2013) that Mr. Volpe has directly purchased since 2006;

•	Recoupment provisions tied to short-term and long-term incentive programs;

•	Granting long-term incentive (LTI)/equity awards on five (5) fixed grant dates;

•	Prohibitions on hedging and other derivative transactions; and

•	Prohibitions on pledging.

Further information on each of the features listed above are provided later in this discussion.

The following sections provide greater detail regarding each of the program elements of executive compensation.

Program Elements

Material elements of the executive compensation program for 2012 for NEOs are listed below, together with the principal program objectives that we believe each element supports. Overall, the program elements added together are generally targeted between the 50th and 75th percentile of survey or peer group data (as applicable), consistent with the Company’s position relative to its peer group primarily in terms of revenue and market capitalization, based on the Company’s performance and the executive’s individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact.

Program Element	Purpose	Key Features
Base Salary

•foundation for a market competitive package to attract and retain key talent

•recognizes individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact

•targeted at the 50th percentile but could be set generally within the range between the 25th and 75th percentile based on the factors noted above
Annual Incentive Program	•rewards individuals for Company, functional, business unit and individual performance •reinforces goals and strategic initiatives of the Company

•targeted between the 50th and 75th percentile

•80% of award potential is tied to financial objectives at the overall Company and/or functional/ business unit levels

•20% of award potential is tied to achievement of Individual Objectives, based on key goals that the executive can significantly influence

Long-Term Equity Incentive Program	•aligns leadership’s financial interests with stockholders	•targeted between the 50th and 75th percentile
	•facilitates achievement of stock ownership guidelines •significantly weighted to promote performance	•comprised of 30% stock options, 30% performance-based restricted stock units, and 40% time-based restricted stock units
Retirement and Severance Benefits	•necessary to attract and retain key talent	•retirement-related benefits designed to be market-competitive and comprised of qualified and non-qualified programs •severance-related benefits designed to be market-competitive
Perquisites	•primarily used in connection with programs outside the U.S. where it may be necessary to attract and retain key talent	•market-competitive and and/or consistent with the International Assignment Guidelines (the “Guidelines”), generally made available to employees on international assignment

While each of the NEOs receives healthcare and other benefits available to employees generally, we do not consider these to be a material part of annual compensation decisions for these officers. In 2012, however, in order to provide a mechanism for the early diagnosis and prevention of potential health issues, the Company introduced a new benefit, intended to promote and encourage annual physical exams for its key executive officers. The benefits paid for each executive ranged between $2,000 and $2,400 in 2012.

How We Generally Make Compensation Decisions

The Company’s compensation goals and objectives drive our decision-making process. Decisions about individual levels of each compensation element begin with a thorough review of relevant market data. The market data provides the broadly defined boundaries that we take into account in making specific awards. The Committee evaluates numerous factors before arriving at each specific determination. The use of market data coupled with an effort to individualize decisions for each executive reflects a philosophy of providing market competitive compensation, while at the same time rewarding individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact on the Company.

In order to ensure objectivity in reviewing and analyzing market data and trends, the Committee engages an outside expert compensation consulting firm (the “Advisor”). In September 2011, the Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its Advisor, and a lead consultant from FWC participated in each Compensation Committee meeting held from September 2011 through 2012 in order to provide input on market compensation practices and advice on related matters. FWC does not provide any services to management or otherwise to the Company other than to the Nominating and Governance Committee in connection with Director compensation. Further, at its February 4, 2013, meeting, the Committee reviewed its engagement with FWC and assessed the following six factors: i) the provision of other services to the Company by FWC; (ii) the amount of fees received from the Company by FWC, as a percentage of the total revenue of FWC; (iii) the policies and procedures of FWC that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the FWC consultant with a member of the committee; (v) any of the Company’s stock owned by the FWC consultants; and (vi) any business or personal relationship of the FWC consultant or FWC with any of the Company’s executive officers. After this review, the Committee affirmed FWC’s independence and concluded that there were no current, potential conflicts of interest as a result of its engagement.

•	First Step — Defining the Range with Market Data

Because we believe market data should play a fundamental role in informing our decisions about program design, compensation and performance targets, and individual awards, the Committee instructs its Advisor to conduct an annual market review of the value of the Company’s compensation program to its NEO positions and other top leadership positions to assess whether we are providing competitive compensation to the executives. Market data provides the basis for establishing targeted compensation levels for each of the NEO positions. However, when determining the actual compensation level for each NEO, his or her individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact are considered (with no particular goals or weighting assigned to these items).

•	Selection of Market Data

We consider two types of market data: peer group data and broader based survey data. In 2012, we utilized peer group data as the sole basis for determining market competitive compensation levels for the CEO and CFO positions because we believe there was significant comparability in terms of position and responsibility with the corresponding positions at the peer companies. However, we also used broad based survey data for the remaining NEOs to ensure an appropriate match between position and responsibility for these officers.

Peer Group Data.    Peer group data from publicly available proxy statements is collected. Based on data collected by the Advisor and the management team, the Committee determines which group of companies comprises the peer group based upon similarities in:

•	annual revenue;

•	business cycles;

•	types of investment risk;

•	product offerings and customer base; and

•	capitalization.

In the fourth quarter of 2011, with input from its Advisor, the Committee reviewed the peer group with the objective of ensuring continued alignment between the attributes of the peer group companies with the Company’s stated objectives and made changes to the group for 2012. The 2012 group of 18 peer companies represented the types of companies with which Dresser-Rand competed for executive talent. Companies added to the peer group are identified in the list below. Companies removed from the peer group included Bucyrus International, Exterran Holdings, Inc., Global Industries, Helix Energy Solutions Group, Inc., Joy Global, Inc., TETRA Technologies, Inc., and Willbros Group, Inc. At the time of the peer group review, the Company’s projected 2012 annual revenues and then current overall market capitalization value were between the 50th and 75th percentiles, in comparison to its peer group, as illustrated below:

	Annual Revenues*		Market Capitalization Value*
	50th	75th	50th	75th
Peer Group	$3,210	$4,653	$3,239	$4,411
Dresser-Rand	$3,400		$3,387

*	In millions; Market Capitalization Value as of 08-31-2011 as part of executive compensation peer group review in the September 2011 Committee meeting

For 2012, the list of 18 peer companies consisted of:

Cameron International	Harsco Corporation*	Pentair Ltd.*
Crane Co.*	IDEX Corporation	RPC, Inc.
Donaldson Company, Inc.*	Kennametal, Inc.	SPX Corporation*
Flowserve Corporation	Lufkin Industries*	Superior Energy Services, Inc.
FMC Technologies, Inc.	Oceaneering International, Inc.	Terex Corporation*
Gardner Denver, Inc.	Oil States International, Inc.	Trinity Industries Inc.*

*	New peers for 2012

Survey Data.    The Advisor has an extensive database of executive compensation data that it regularly collects and surveys from a broad range of public and private companies. In connection with our analysis of the compensation of our NEOs, the Advisor compiles survey data from a database of companies that would include those within our industry as well as other similar companies (e.g., manufacturing and energy-related) that are comparably-sized based on annual revenues. Together with the Advisor, our human resources compensation team identifies key job responsibilities for each NEO and then matches the job responsibilities to comparable job descriptions contained within the Advisor’s executive compensation survey sources for positions other than the CEO and CFO.

•	Use of Market Data in Decision-Making for 2012

We use market data to provide a starting point for our evaluation of compensation levels for base salary, total cash compensation (i.e., base salary plus actual annual incentives), short-term incentive targets as a percentage of base salary and long-term incentives. For each of these elements of compensation, we identify position-comparable 25th, 50th (median), and 75th percentiles. These data points help set a general range of compensation levels for the NEOs and meet our positioning objectives. For each element, the target level of compensation awarded is generally within the 50th to 75th percentile range. However, where the actual level of compensation falls in relation to these end points is a function of several subjective factors, which are discussed below. We used peer group data to determine the values for the CEO and CFO roles. For our other NEOs, however, we found position responsibilities to be significantly less comparable in the peer group and, therefore, we also relied upon broad based survey data.

At least annually we compare the total compensation packages of the NEOs to market in order to proactively identify any variations that may be developing and to help ensure that the total compensation mix continues to meet our objectives. For 2012, the results of our compensation review (conducted using proxy data on peers) concluded that the mix of total compensation elements (at target) and their relative weights (see Figure 1) remain market competitive. Below is information with respect to our CEO and CFO:

Figure 1

The following charts depict peer group allocation of the total direct compensation for the CEO and CFO positions. This analysis indicates that the Company’s compensation mix remains in line with current market practice.

•	Second Step — Evaluating Individual Circumstances

To determine the appropriate use of the market data, we consider several person-specific factors. The CEO subjectively evaluates whether the responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact of each executive justifies special consideration in establishing the compensation awarded, and makes applicable recommendations to the Committee. The Committee considers the same factors with respect to the CEO’s compensation and makes any applicable recommendations to the independent directors of the Board.

•	Third Step — Finalizing the Decision

The independent directors of the Board evaluate the Committee’s recommendations with respect to the CEO’s compensation, including the Committee’s rationale for where particular elements fall within the market data, and for any exercise of discretion in the recommendation, and have the final authority to approve, disapprove or make changes to compensation recommendations for the CEO. For 2012, the independent directors of the Board unanimously approved all of the Committee’s recommendations for the CEO’s compensation.

The Committee makes a similar judgment about the CEO’s recommendations regarding the compensation of the other NEOs. For 2012, following a discussion with the Company’s management and the Advisor, during which the Committee provided feedback on the CEO’s recommendation, the Committee approved the CEO’s recommendations for the compensation of the other NEOs.

The results of the Company’s final compensation decisions for 2012 reflect the decision process described above. After taking into consideration the effect of individual circumstances for each position, 2012 total direct compensation established in 2012 for the NEOs in aggregate was on average at approximately the 50th percentile as compared to the market.

2012 Compensation Decisions

Adjusting Base Salaries

As described earlier, base salary increases for our NEOs are awarded based on a combination of factors, including market competitiveness, scope of responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact. Effective April 2012, we increased the base salaries of our NEOs, most of which included merit and market adjustments as follows: Mr. Volpe-5%; Mr. Baldwin-4%; Mr. Mai-7.5%; Mr. Rossi-20.1%; and, Mr. Walker-9.5%. Mr. Rossi’s increase in particular was a result of an updated review of his position relative to comparable external peers, as well as in consideration of his outstanding performance and leadership.

Annual Incentive Program

In structuring the annual incentive awards for 2012, the Committee reviewed incentive target levels (expressed as a percentage of base salary) for each NEO relative to market data. After evaluating the market data for each NEO with its Advisor in February 2012, the Committee determined that no adjustment to the target incentive level for the CEO and CFO was warranted. However, to reflect market competitive levels, the target incentive percentages for all other NEOs, were adjusted as follows: Rossi (50% to 70%), Mai (50% to 60%), and Walker (50% to 65%).

The Committee also sets the objectives of the Annual Incentive Program (“AIP”) to ensure that the program continues to align managements’ financial interests with those of stockholders, and to reward individual performance with respect to key initiatives and goals of the Company. The independent directors of the Board approved the objectives, compensation and performance targets recommended by the Committee for the CEO. All of the NEOs are eligible for an annual incentive award under the AIP.

•	Program Design

After reviewing the market data pertaining to maximum payout opportunities for the AIP, the Committee determined that the current maximum total payout opportunity of 200% of target continued to be at the median market practice. The financial performance aspect of the program, which accounted for 80% of the program’s payout potential, remained consistent with the 2011 plan.

Individual objectives account for the remaining 20% of the 2012 program’s payment potential. The CEO had four individual objectives approved by the Board and all other NEOs had four to five individual objectives. Individual objectives are intended to be within the control of, or significantly impacted by, the individual and support specific initiatives or goals that are approved or reviewed by the independent directors of the Board or the Committee, as applicable.

The Company establishes stretch targets for its financial metrics, and in order to provide a potential opportunity for achievement of maximum plan payout of 200%, each financial incentive component was capped at 250% of target. The maximum payout that can be generated under the plan for the individual objectives is 200%. As noted above, the payout for 2012 was approximately 45%, on average, for the NEOs.

•	Program Objectives

The Committee reviewed the financial and individual objectives for the other NEOs based on the CEO’s recommendations, and recommended to the independent directors of the Board the financial and individual objectives for the CEO. For 2012, financial objectives accounted for 80% of the award potential and were tied to financial results of operations of the Company as a whole or, in the case of Mr. Walker, a combination of overall Company and business segment results. In reviewing the threshold, target and maximum values of each financial objective, the Committee considered the following:

•	the aggregate cost of payments under various performance scenarios (threshold, target, maximum); and

•	the analysis of the level of difficulty in achieving the program financial objectives.

Individual objectives accounted for 20% of the award potential. The Committee assessed the performance of the CEO against pre-established objectives at the end of the year and made payout recommendations to the independent directors of the Board. The Committee also reviewed the individual objectives Mr. Volpe recommended for his direct reports, including the other NEOs.

Financial Objectives.    For 2012, the Committee determined that the corporate financial measures would consist of (1) operating income and (2) average net working capital (“NWC”) as a percentage of sales. Operating income was weighted at 75% and NWC as a percentage of sales at 25% of the total consolidated financial component. To incentivize performance within his business segment, Mr. Walker’s plan had specific financial measures related to his business segment in addition to the corporate financial measures. For the target in Mr. Walker’s plan, 42.5% was tied to overall Company operating income and NWC allocated consistently with the corporate financial measures; 25% was tied to operating income, 5% to bookings, and 7.5% to net working capital for his business segment; and 20% was tied to individual objectives.

The Company defines “operating income” in the same way that it is presented in its quarterly and annual filings under U.S. Generally Accepted Accounting Principles (“GAAP”). This objective is measured annually for the Company as a whole and on a year-to-date basis each quarter for the business unit plans, with each cumulative quarterly result carrying equal weight in the calculation of the operating income component.

The Company defines NWC as the net of:

•	accounts receivable, less allowances for losses;

•	inventories, net;

•	prepaid expenses;

•	accounts payable and accruals; and

•	customer advance payments.

When calculating average NWC, NWC was summed at the end of each of the 12 calendar months and divided by 12. This result was then divided by the 2012 annual consolidated sales to determine the NWC to sales ratio.

The Committee approved these financial measures because it believes maximizing operating income and minimizing NWC as a percentage of sales are direct contributors to increasing stockholder value, consistent with the Company’s strategic objectives.

As part of the AIP year-end calculation process, the Company reviews and considers extraordinary items that significantly impacted performance and presents those to the Committee for potential adjustment to the final payout calculation. Extraordinary items might include acquisitions or divestitures, gains or losses on the sale of assets related to significant dispositions of business segments, force majeure or acts of god, among other extraordinary, unplanned events. For 2012, the Committee made no adjustments for purposes of AIP payouts.

Operating Income.    For 2012, payout levels were established based on specific levels of financial performance. The Company’s annual targeted performance was $390 million. Payout would begin after achievement of a minimum performance level (i.e., Threshold) of $310 million, and maximum payout would be earned after achievement of $440MM. The targeted performance level was established based on the Company’s Board-approved annual operating plan. Achieving planned operating income was expected to require significant effort.

Figure 2

The following chart depicts the performance result relationship for the operating income financial objective for the 2012 plan. The line illustrates the higher payout levels associated with higher YTD operating income.

The corporate operating income performance targets and payout results for calculation of the 2012 Annual Incentive Program were:

Operating Income	2012
Target Performance Level	$390.0MM
Performance Achieved	$335.9MM
% Performance Achieved (Performance Achieved Divided by Target)	86.1%
% Payout Earned (as % of Target)	36.2%

NWC.    The target level for NWC as a percentage of total consolidated sales for 2012 was 4%. The Company believes the target level is considerably better than that of its peer group performance. The threshold for payout under the 2012 NWC as a percentage of total consolidated sales objective began at 6%, 100% of targeted payout being available for NWC performance of 4% and the maximum payout being available if the NWC performance was 2.5% (see Figure 3). The Company also believes that the target level of achievement would reflect exemplary performance compared to industry norms. In 2012, the Company did not achieve its targeted performance due to a number of factors including higher investment in working capital resulting from an increase in accounts receivable and inventories as a result of the continued growth in new unit backlog and, in particular, an increasing percentage of bookings and backlog associated with National Oil Company (NOC) clients. The shifting of the Company’s new unit bookings in 2012 more to the NOCs skews its billings to regions where payment due dates are customarily longer and bureaucratic processes have delayed payment of milestone billings and impacted our NWC. The Company’s performance level of 5.9% for 2012, therefore, generated a payment of only 5% of the compensation target of 100%.

Figure 3

The following chart depicts the performance result relationships for the NWC financial objective for the 2012 plan. The line illustrates the lower payout levels associated with higher NWC as a percent of sales.

The corporate NWC as a percentage of total consolidated sales performance target and payout results used for calculation of the 2012 Annual Incentive Program were:

Net Working Capital	Calculation Results
Target Performance Level:	4.0%
Performance Achieved:	5.9%
NWC (12-Point Average)	$160.8MM
Annual Total Consolidated Sales	$2,736.4MM
% Payout Earned (as % of Target)	5%

2012 Individual Objectives.    For 2012, the Committee reviewed four to five individual objectives for each NEO. The independent directors of the Board determined that the CEO would have four individual objectives aligned under the areas of operational excellence, governance, people, and strategic initiatives. Each of these objectives supported the Company’s 2012 operating plan and were aligned with the Company’s long-range plan. These objectives:

•	were established at the beginning of the performance period, although they may be impacted by changes in circumstances;

•	were qualitative or quantitative in nature; and

•	were weighted differently depending upon the level of challenge and impact of the objective and other factors associated with achieving each particular objective.

Consistent with the goal of recognizing individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact, the CEO submitted to the Committee his recommendations for individual objectives (and their associated weightings) for each of the NEOs, including himself. The Committee believes that these individual objectives reinforced the Company’s strategic objectives. The specific performance criteria were customized for each NEO in order to maximize achievement of the Company’s objectives.

In 2012 the individual objectives for the NEOs included 4-5 objectives within the following categories:

	Strategic Initiatives & Financial Objectives (tied to 5-year plan)	Operational Performance/ Execution & Process Improvement	Governance, Compliance, Risk Management & Safety	Leadership & Talent Management

	• Continued integration of key acquisitions • Strategic financial objectives • Research and development initiatives	• Operational efficiencies and business unit performance, especially in the areas of on-time delivery and cost of quality • Administrative and operational process improvement	• Continued focus on sustainability programs • Improvements in safety performance • Enterprise risk management	• Talent acquisition, management, development • Key talent retention and succession planning
Mr. Volpe	X	X	X	X
Mr. Baldwin	X	X	X	X
Mr. Rossi	X	X	X
Mr. Mai	X	X	X
Mr. Walker	X	X	X

In early 2013, the CEO evaluated the performance of the other NEOs for these objectives using various qualitative and quantitative criteria for each, with a view to determining an overall achievement rating for the individual objectives. In setting the overall achievement rating, the CEO also considered each executive’s own self assessment of achievement, as well as his assessment of the difficulty the executive faced in achieving his objectives, including unforeseen factors that arose after the objectives were established. The Committee conducted a similar assessment with respect to the CEO’s performance toward his individual objectives, including reviewing the CEO’s self-assessment.

No single individual objective for an NEO was weighted at more than 6% of the total target incentive payout. Guidance for payout percentages for the individual objective component of the annual incentive calculation is based on performance achieved for each individual objective and the difficulty of achieving that objective. In assessing the level of difficulty, the CEO and/or the Committee considered the obstacles that each NEO faced in meeting his individual objectives, which may have been different (i.e., easier or harder) than what was expected when the objective was set.

Final Award Calculation.    The award for each NEO was determined by multiplying (a) the achievement rating for each objective, times (b) the weighting for such objective, times (c) the target award level (as a percentage of base salary), times (d) the base salary rate at December 31, 2012. An objective’s rating could not exceed 250%. The products for all the objectives were summed to arrive at the final award amount. If the final calculated award would have exceeded 200% of the executive’s target incentive level, the actual award granted would have been reduced to 200% of his target incentive level. For 2012, the final annual incentive award values for the CEO and each of the NEOs averaged 45%. The following table summarizes the results of these calculations for 2012 for the NEOs:

	Base Salary	Annual Incentive Target	Target as % of Base Salary	Financial Objectives Performance Payout	Financial Objectives Weight 80%	Individual Objectives Performance Payout	Individual Objectives Weight 20%	Total Award	Total Award % of Target
Vincent R. Volpe Jr.	$910,000	$910,000	100%	$206,752	28.4%	$182,000	100.0%	$388,800	42.7%
Mark E. Baldwin	$431,648	$323,736	75%	$73,553	28.4%	$58,920	91.0%	$132,500	40.9%
Christopher Rossi	$400,000	$280,000	70%	$63,616	28.4%	$71,680	128.0%	$135,300	48.3%
Mark F. Mai	$400,851	$240,511	60%	$54,644	28.4%	$55,317	115.0%	$110,000	45.7%
Jerome T. Walker	$350,000	$205,034	65%	$71,298	39.2%	$53,463	118.0%	$124,800	54.9%

Final Award Payout.    The AIP permits the Company to pay annual incentives in the form of cash, stock options, restricted stock, or equivalent equity award. The 2012 AIP payments were settled in cash.

Long-Term Incentives

The 2012 long-term incentive program remained consistent with the Company’s 2011 program and included a mix of equity incentives for the NEOs as follows:

•	30% stock options,

•	30% PRSUs, and

•	40% time-based restricted stock units.

In determining the mix of these three types of equity grants, one of the Committee’s principal goals was to reward the executives for future growth in stockholder value thus the utilization of stock options (stock appreciation rights) as a significant component. The Committee included the element of time-based restricted stock units to encourage retention of executives and to provide a market competitive long-term incentive portfolio. In 2010, the Committee introduced PRSUs into the mix as an alternative method of rewarding performance and aligning NEO and stockholder interests.

Vesting of equity incentives granted under the Long Term Incentive Program also remained consistent at one-third each year on the anniversary date of the grant.

In 2010, the Company added a retirement provision in the grant documents that would allow for continued vesting of equity awards in the event of retirement, subject to a non-compete covenant. This provision provides for an additional retention incentive as well as for the orderly transition of a planned retirement. Retirement is defined as attainment of age sixty-two and at least ten years of continuous service with the Company, or attainment of age sixty-five and at least five years of continuous service. In 2012, the Company modified this provision to pro-rate the vesting of awards granted within twelve (12) months of retirement.

As discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control,” in 2012, the Company modified the grant documents for equity incentives to be awarded in 2012 and thereafter. With respect to such equity awards, vesting is accelerated in connection with a change in control if (1) outstanding awards are not continued, assumed or substituted by the successor company following a change in control or (2) the participant’s employment is terminated other than for “serious misconduct” or the participant resigns for “good reason,” in either case within one year of a change in control; provided, however, with respect to PRSUs, the number of such PRSUs that vest will be calculated based on actual performance goal attainment through the date of such change in control and the remaining PRSUs will be forfeited. Prior to these modifications, the vesting treatment upon a change in control was based on Committee discretion. For purposes of calculating the potential payments, it is assumed that the Committee would exercise its discretion consistent with the modified approach. This provision applies to all NEOs, other than the CEO, whose termination payments are addressed in his employment agreement and which is discussed below.

As indicated above, in 2010, the Company implemented a market-competitive, performance-based equity component in the Dresser-Rand long-term incentive program. Key features of the program include:

•	Vesting of PRSUs over a three-year period based on performance as follows:

-	Performance is measured on a cumulative basis after years 1, 2 and 3, respectively; and

-

The target award level at the end of each measurement period is one-third of the total units granted, so if target performance is achieved, one-third of the total units awarded will vest. If minimum performance is not achieved, then no units will vest, and up to 1.5 times the target award level can vest if performance exceeds target;

•

The performance measure used to determine payout is based on the Company’s Total Stockholder Return (“TSR”) compared to the TSR of the Company’s TSR peer group, which is described in more detail below;

-	No payout will be earned in a performance period if the Company achieves less than the 25th percentile of the TSR for its peer group.

-

The maximum payout that can be earned in a performance period, or for all performance periods combined, is 1.5 times the target award level if TSR achievement is at least at the 75th percentile of the TSR for its peer group.

•

The Committee affirmed the same group for 2012 as was established for 2011 for purposes of the PRSUs. This peer group is comprised of 13 companies that the Committee believes serve similar end markets and would be viewed similarly to Dresser-Rand for the purpose of accessing the capital markets:

•	Baker Hughes (BHI)

•	Cameron International (CAM)

•	Exterran (EXH)

•	Flowserve (FLS)

•	FMC Technologies (FTI)

•	Gardner Denver (GDI)

•	Global Industries (GLBL)*
•	Halliburton (HAL)

•	Idex (IDEX)

•	National Oilwell Varco (NOV)

•	Oceaneering International (OII)

•	Schlumberger (SLB)

•	Weatherford International (WFT)

*	Included in original peer group but excluded from TSR calculation for plan years 2010 and 2011 due to its being acquired by a third party.

For the 2012 grants, the Committee approved the following methodology for determining the number of grants:

1.	Time-based restricted stock units: the average closing price for the 30 calendar days prior to the grant date (which for the February 2012 grants was $52.66). This methodology provides for an averaging of the price used to determine the number of shares granted and reduces the impact of recent fluctuations in stock price on the date of grant.

2.	PRSUs: based on an estimated value, which for the February 2012 grants was $46.40, derived from a Monte Carlo valuation provided by a financial advisor, KPMG, Inc., and reviewed by the Advisor.

3.	Stock Options: based on an estimated option value using a Black-Scholes calculation, derived by the Company’s accounting department. For the purpose of determining the number of grants made in February 2012, the estimated Black-Scholes value of $21.26 was used.

The grants of stock options, PRSUs (at target) and time-based restricted stock units attributable to 2012 for each NEO vest one-third in each of the first three anniversaries following the grant date. The expiration date of such stock options occurs on the tenth anniversary of the grant date.

In determining long-term incentive awards, the Committee reviewed available market-based long-term incentive compensation data provided by its Advisor. After discussion with management and its Advisor, the Committee applied individual factors, including individual responsibility, leadership, teamwork, performance, potential, skills, knowledge, experience and impact, for each NEO to determine the value of his 2012 grant. The

Committee approved the long-term incentive grants to the NEOs (other than the CEO) based on the CEO’s recommendations. The independent directors of the Board approved the long-term incentive grant value of the CEO based on the Committee’s recommendations. Grant values for all NEOs can be found in the section “Grants of Plan-Based Awards for 2012.”

In designing the long-term incentive program, the Committee considered the potential impact of shares granted in 2012 on the total number of shares outstanding. Specifically, prior to finalizing and implementing the long-term incentive program, the Committee reviewed the total equity awards outstanding (including estimated shares to be granted in 2012 to the executive leadership team and all other participants) as a percentage of total shares of common stock outstanding. The Committee compared the result of this calculation (the “utilization rate”) to the utilization rates for peer companies listed on page 38. In addition, the Committee reviewed Shareholder Value Transfer (“SVT”) in relation to its peers and determined that both the 2012 utilization rate as well as SVT were within an acceptable range, consistent with that of its peer group. This calculation and subsequent analysis were performed in order to compare the proposed annual share grants with both best practice guidelines set forth by independent governance organizations as well as with our peer companies.

The Committee continued its previously adopted practice of establishing fixed dates on which equity grants could occur in 2012. Five successive fixed dates of February 15, May 15, August 15, November 15, and December 30 were established for subsequent new hire or special grants.

Other Aspects of Executive Compensation

Stock Ownership Guidelines for Executive Officers

The Committee continues to believe that maintaining stock ownership guidelines is an important means of encouraging the executive officers to acquire and hold a significant ownership stake in the Company’s stock. Under these guidelines, executive officers, including the NEOs, are expected to hold common stock having a value derived through applying a targeted multiple to the officer’s base salary.

The targeted multiples for 2012 varied among the NEOs depending upon their position and responsibilities. The stock ownership guidelines require a multiple of at least six times base salary for the CEO, a multiple of at least four times base salary for the CFO and a multiple of at least three times base salary for the other NEOs. Each executive officer is expected to retain at least 50 percent of the shares acquired under restricted stock and restricted stock unit awards (both time- and performance-based) granted under the long-term incentive program until achieving the ownership target (excluding any shares sold or forfeited to satisfy withholding obligations). For purposes of these guidelines, stock ownership includes shares over which the holder has direct or indirect ownership or control but does not include stock options, restricted stock or unvested restricted stock units. Based on the closing stock price on March 13, 2013, the CEO exceeds the guidelines by owning stock valued at over 29 times his base salary. As of March 13, 2013, Messrs. Baldwin, Rossi and Mai also exceed the ownership guidelines applicable to their positions. We expect Mr. Walker to meet the guidelines for his position within the five-year timeline designated. The Committee reviews each NEO’s progress toward achievement of targeted ownership on an annual basis.

Recoupment Provisions

Every participant in the AIP is obligated to reimburse the Company for all or such portion of any non-equity based incentive compensation paid after April 1, 2012, that would not have been provided but for such participant’s intentional misconduct (including knowingly creating a false document) that caused the material noncompliance of the Company with any financial reporting requirement under the securities laws requiring a restatement of the Company’s financial results. The Company conditioned any payment under the AIP to a participant on such participant’s express agreement to honor this obligation and the other terms and conditions of the AIP.

In addition, the long-term incentive program grants provide that, if a participant’s employment is terminated for cause:

•	All stock options (and stock appreciation rights), whether or not then vested or exercisable, shall be immediately forfeited and cancelled as of the date of such termination; and

•	All restricted stock/restricted stock units, both performance- and time-based, held by a grantee for which the restrictions have not lapsed shall be forfeited as of the date of such termination.

The Committee shall also determine whether a participant’s employment is terminated for cause and shall deem a participant’s termination of employment to be for cause if following the date the participant’s employment terminates, it determines that circumstances exist such that the participant’s employment could have been terminated for cause.

Prohibitions on Hedging and Other Derivative Transactions

Under our insider trading policy, directors and officers subject to the reporting requirements of Section 16 of the Exchange Act are required to clear in advance all transactions in our securities with the Company’s General Counsel. Further, no director, officer or other employee of DRC, without prior Board or Committee approval, is permitted to engage in “short sales” or any transactions involving puts, calls or other options on Company securities, other than options granted by the Company. No approval has ever been granted. Further, no director or executive officer is allowed to engage in any hedging or monetization transactions involving Company securities. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading based on material non-public information, in addition to other matters.

Prohibitions on Pledging

Pursuant to the Company’s insider trading policy, directors and executive officers are prohibited from including Company securities in a margin account or pledging Company securities as a loan.

Retirement Benefits

The NEOs are eligible to participate in both a qualified retirement savings program and a non-qualified deferred compensation program, as described below:

•

Dresser-Rand Company Retirement Savings Plan (the “Qualified Retirement Savings Plan”), a tax-qualified, defined contribution plan with 401(k) and Roth features that provides non-matching and Company matching contributions on pre- and post-tax deferrals; and

•

Dresser-Rand Company Non-Qualified Retirement Plan (the “Non-Qualified Retirement Plan”), a non-tax-qualified defined contribution plan for a select group of management and highly compensated employees that provides Company-matching contributions on pre-tax deferrals of base salary and/or annual incentive payments expressed as a percentage of the base salary and/or incentive payment.

Mr. Volpe and Mr. Rossi have accrued benefits under a frozen qualified defined benefit pension plan.

Employment Agreements and Arrangements

International Assignment Benefits

In 2010, Messrs. Volpe, Rossi and Mai were assigned to Paris, France in furtherance of the Company’s announced plans to open an additional headquarters office there. Mr. Baldwin was not assigned to Paris. Messrs. Volpe, Rossi and Mai, as well as certain other officers, entered into international assignment agreements with Dresser-Rand International Inc., a subsidiary of the Company (the “International Assignment Agreements”). These

agreements provided certain assignment-related benefits, in accordance with the Company’s International Assignment Guidelines (the “Guidelines”), which apply to international assignments for all employees.

All salaried employees participating in international assignments are eligible for assignment-related benefits in accordance with the Guidelines. One of the objectives of the Guidelines is to create a financially neutral impact to the assignee such that the assignee experiences neither a financial windfall nor a hardship due to the international assignment. This can include adjustments for cost of living differences, allowances for housing, transportation, cultural and language courses, schooling for dependent children, among others. Most of the assignment-related benefits are treated as cash compensation for the assignee. The NEOs who relocated in 2010 received these benefits.

International assignment benefits are customary for expatriate assignments in the industry, and the Company’s relocation benefits afforded to the applicable NEOs were designed to assist them in relocating to Paris. The Committee approved the benefits after taking into account standard market practices. The International Assignment Agreements provide for standard benefits under the Guidelines, with the exception of the potential severance benefit discussed below.

Depending on each executive’s personal circumstances and in accordance with the Guidelines, the International Assignment Agreements generally provide the following benefits:

-	a package that includes standard outbound services, including a house hunting trip, tax preparation services, shipment of personal effects, language training assistance and temporary housing;

-	reimbursement of cost for schooling for dependent children (not including higher- or post-secondary education), an annual leave allowance and a company vehicle;

-	a lump sum relocation and resettlement allowance of $6,000;

-

an annually adjusted goods and services differential, which for the NEOs ranged from approximately $3,900 to $4,700 per month paid net of taxes (the differential was determined in accordance with the Guidelines taking into account the number of dependents accompanying the assignee and using a historical cap of $138,000 as the effective gross income);

-	a monthly housing allowance of up to EUR8,000; and

-	a tax equalization benefit.

All relocating executives have Confidentiality, Non-Compete, Severance and Change of Control Agreements (the “Severance Agreement”) with the Company, other than the CEO who has an Employment Agreement. Because the International Assignment Agreements are not intended to diminish any current rights, the International Assignment Agreements for the executives other than the CEO clarify that, if an executive elects not to be localized in France after 5 years and the Company cannot return him to a comparable position in the US, the executive will be terminated and receive certain benefits under the Severance Agreement, including a payment based on a multiple of the executive’s base salary as well as a payment equal to the executive’s annual target incentive. With respect to the NEOs who are party to International Assignment Agreements, Messrs. Rossi and Mai would receive 1.5 times base salary at the time of such severance. Because the CEO has an Employment Agreement, he is not eligible for this benefit.

280(g) Excise Tax Assistance

On April 30, 2009, the Committee adopted a policy providing that, other than an agreement with the CEO that the Committee authorized in 2008 and an agreement that was, at that time, being negotiated with the CFO, the Company will no longer enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control. The negotiations with the CFO concluded successfully in an agreement that did not include such an excise tax gross-up provision.

Vincent R. Volpe Jr.

On June 11, 2008, the Company entered into an amended and restated employment agreement with Vincent R. Volpe Jr., the Company’s President and CEO. Mr. Volpe’s term of employment expires on June 10, 2016, and will automatically renew for one additional year on June 11 of each following year unless the Company provides timely written notice to the contrary. The term will expire upon Mr. Volpe’s attainment of age 65 or his earlier termination under the agreement. Mr. Volpe’s annual base salary is to be no less than it was prior to June 11, 2008, and his total compensation will be reviewed by the Board at least once every 12 months. Annual non-equity incentive compensation will be determined by the Board in accordance with the terms and conditions of the Company’s AIP.

Under the agreement, Mr. Volpe is also entitled to benefits in accordance with the terms and conditions of the benefit plans and programs maintained by us for individuals in positions comparable to Mr. Volpe.

The employment agreement with Mr. Volpe also contains provisions relating to a covenant not to compete and post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Confidentiality, Non-Compete, Severance and Change in Control Agreements

To fulfill commitments made in attracting new leadership and to provide a widespread, market benefit for retention purposes for the other executive officers, with the approval of the Committee, the Company entered into Severance Agreements with each NEO and other key executives. Under the agreements, the executives are subject to customary confidentiality and non-compete and non-solicitation obligations during, and for certain specified periods after, their employment by the Company. These agreements are described in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Considerations — The Corporate Tax Deduction on Compensation in Excess of $1 Million per Year

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who, on the last day of the year, is the CEO, or one of the three other most highly compensated officers (excluding the CFO) unless such compensation qualifies as “performance-based compensation.”

The Committee considered the impact of this rule when developing and implementing the various elements of Dresser-Rand’s executive compensation program for 2012. We believe that it is important to preserve flexibility in administering compensation programs. Accordingly, Dresser-Rand has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid through the various elements of our compensation program may be determined not to qualify.

However, the Committee, where applicable, tries to maximize deductibility under Section 162(m) to the extent we believe that the action is not in conflict with the best interests of stockholders. To that end, the Committee began reviewing options with management and its Advisor in 2010 that could maximize tax deductibility where possible, without impeding the Committee’s ability to recognize the accomplishments of executives based on their performance. In March 2012, the Committee approved the establishment of a qualified Section 162(m) funding pool to maximize the tax deductibility to the Company for executives whose Section 162(m) compensation might otherwise exceed $1 million. The pool, which was established based on 2012 financial results, creates performance conditions to fund the annual incentives accrued in 2012 (but paid in

2013), and the time-based restricted stock unit grants anticipated for 2013. All 2012 incentive payments and the time-based restricted stock unit grants made in 2013 were covered within the pool, and the Committee exercised negative discretion in approving the incentive payments and grant amounts at levels less than the pool would have otherwise permitted.

The Roles of the Committee, Executive Officers and Compensation Consultants in Named Executive Officer Compensation

With respect to compensation for the NEOs, the Committee has three primary roles: (a) selecting and structuring the elements of executive compensation, (b) reviewing and approving the CEO’s recommendations regarding compensation decisions for the other executive officers, including all of the other NEOs, and (c) making recommendations to the independent directors of the Board regarding the CEO’s compensation.

To help achieve these roles, as mentioned above, the Committee engaged its Advisor to work with the Company’s human resources compensation team to obtain and review compensation data and trends, and give input prior to finalizing management’s proposals for presentation to the Committee. In December 2011, consistent with the process it has followed for the past four years, the Committee requested that the Advisor conduct a competitive review of emerging executive compensation trends and a detailed review of the Company’s executive compensation program including base salary, annual incentive compensation targets and program metrics, total cash compensation, and long-term incentives. The data contained within this study provided the foundation for the Committee’s 2012 compensation decisions. Additionally, throughout its engagement with its Advisor, the Committee also called upon its Advisor to:

•	provide updates regarding regulatory changes affecting program design and disclosure;

•	compile and present market trends, practices and data;

•	assist in the design of program elements; and

•	provide overall guidance and advice about the efficacy of these elements and their fit with our compensation philosophy and program objectives.

During 2012, the Committee met seven times. Each meeting concluded with an executive session in which the Committee met privately with its Advisor on various topics including executive compensation matters. The Committee met three times from November 2011 through January 2012, primarily to discuss and set 2012 executive compensation. During its January 2012 meeting, the Committee and its Advisor analyzed market data and formulated its recommendations to the independent directors of the Board on all elements of the CEO’s compensation for 2012. The Committee met again in February 2013 to finalize annual incentive payments for 2012, making a recommendation to the Board for the CEO’s incentive payment and approving payments for the other executives. The independent directors of the Board approved the CEO’s compensation for 2012 at its February 2012 meeting.

For 2012, the CEO worked with the Vice President of Human Resources to develop recommendations to the Committee regarding compensation decisions for his direct reports and other executive officers, including all of the other NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2013 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Louis A. Raspino, Chairman
Rita V. Foley
Stephen A. Snider
Joseph C. Winkler III

Compensation Committee Interlocks and Insider Participation

Directors Raspino, Foley, Snider and Winkler were members of the Compensation Committee during 2012.

In 2012, none of DRC’s executive officers:

•

served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the Board) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for 2012, 2011, and 2010. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Vincent R. Volpe Jr. President and Chief Executive Officer	2012 2011 2010	$ 899,186 $ 859,948 $ 825,317		$ 2,443,040 $ 2,309,937 $ 2,063,957	$ 1,049,989 $ 930,016 $ 901,414	$ 388,800 $ 1,187,500 $ 1,525,800	$ 21,493 $ 42,716 $ 13,992	$1,512,348 $ 599,998 $ 781,785	$ 6,314,856 $ 5,930,115 $ 6,112,265
Mark E. Baldwin Executive Vice President and Chief Financial Officer	2012 2011 2010	$ 427,498 $ 406,769 $ 372,405		$ 586,310 $ 615,820 $ 567,613	$ 251,995 $ 247,933 $ 247,874	$ 132,500 $ 410,800 $ 520,000		$ 20,615 $ 17,150 $ 20,507	$ 1,418,918 $ 1,698,472 $ 1,728,399
Christopher Rossi Executive Vice President, Global Operations	2012 2011 2010	$ 383,286 $ 328,065 $ 303,131		$ 663,107 $ 473,243 $ 313,807	$ 284,990 $ 309,152 $ 137,003	$ 135,300 $ 232,000 $ 284,700	$ 5,635 $ 8,913 $ 2,888	$1,038,871 $ 751,185 $ 354,510	$ 2,511,189 $ 2,102,558 $ 1,396,039
Mark F. Mai Vice President, General Counsel and Secretary	2012 2011 2010	$ 393,859 $ 368,104 $ 344,134		$ 506,090 $ 522,069 $ 357,770	$ 217,490 $ 210,205 $ 156,256	$ 110,000 $ 252,900 $ 338,000		$ 658,880 $ 555,662 $ 269,812	$ 1,886,319 $ 1,908,940 $ 1,465,972
Jerome T. Walker Executive Vice President, Global Solutions	2012	$ 342,492		$ 488,617	$ 209,985	$ 124,800		$ 69,978	$ 1,235,872

(1)	Salary totals include merit increases and/or market adjustments that were effective April 1, 2012, consistent with the Company’s typical annual salary planning process.

(2)	Stock awards reported include both the value of time-based restricted stock units (“RSU”) as well as performance-based restricted units (“PRSU”). For the PRSUs, the values reported in the table are the most probable outcome value for the grants. Based on the grant date, the highest value possible to achieve was: Mr. Volpe — $1,574,955; Mr. Baldwin — $377,974; Mr. Rossi — $427,483; Mr. Mai — $326,285; Mr. Walker — $315,010. Not included are the RSUs that were granted on March 15, 2012, as payment under the 2011 AIP. The value was reported under Non-Equity Incentive Plan Compensation in the summary compensation table for 2011. However, the grant is reported under the 2012 Grants of Plan-Based Awards as well as the Outstanding Equity Awards tables. Option awards reported reflect the value on date of grant using the Black-Scholes valuation of $21.26 per share.

(3)	Represents payments earned under the Annual Incentive Program in the year shown that were paid to the named executive officers in the following year. Additional information regarding the determination of the payments under the Annual Incentive Program for 2012 is included in the Compensation Discussion and Analysis under the subheading “Our 2012 Compensation Decisions — Annual Incentive Program.” Values shown reflect the full calculated payout of the incentive awards under the plan. In 2011, the Company elected to pay the incentive in RSUs rather than in cash and awarded the RSUs on March 15, 2012, subject to a one-year cliff vest. Under the 2012 AIP, the Company made the payment in cash,

(4)

Represents the aggregate increase in actuarial present value for benefits previously earned under the frozen qualified Pension Plan for Employees of Dresser-Rand Company. The discount rate used in calculating the present value of accumulated benefits under the pension plan was 3.8% on December 31, 2012, 4.6% on December 31, 2011, and 5.4% on December 31, 2010. In years prior to 2010, Mr. Volpe was eligible to receive a benefit from the frozen Non-Qualified Supplemental Executive Retirement Plan of Dresser-Rand

Company (SERP). This frozen plan was terminated effective October 30, 2009. All obligations were settled through lump sum distributions in January 2010. For the purpose of these calculations the participants are assumed to commence pension payments at age 65 (normal retirement date) regardless of their current eligibility for early retirement. A discussion of the assumptions made in determining this increase is included following the table entitled “Pension Benefits for 2012.” The year-over-year change in actuarial present value of benefits for 2012 resulted in an increase of $21,493 for Mr. Volpe, and $5,635 for Mr. Rossi.

(5)	The amounts shown in the “All Other Compensation” column for 2012 include the following:

Named Executive Officer	Year	Company Qualified Retirement Savings Plan Contributions (a)	Company Non-Qualified Retirement Plan Contributions (b)	International Assignment and Relocation Expenses (c)	Tax Assistance for Relocation Assistance (d)	Total
Vincent R. Volpe Jr.	2012	$24,000	$150,000	$257,175	$1,080,385	$1,511,561	(e)
Mark E. Baldwin	2012	$20,615	—	—	—	$20,615
Christopher Rossi	2012	$17,500	$61,271	$356,265	$603,835	$1,038,871
Mark F. Mai	2012	$18,904	$64,568	$231,785	$343,623	$658,880
Jerome T. Walker	2012	$13,419	$56,559	—	—	$69,978

(a)	The values in this column represent the total of all 2012 Company contributions made on behalf of each named executive officer under the Dresser-Rand Company Retirement Savings Plan (a qualified defined contribution plan). Named executive officers who are paid through Dresser-Rand’s US payroll are eligible to participate in this Plan. As such, they are eligible to contribute between 1% and 75% of their eligible earnings to the plan. They are also eligible to receive employer contributions on the same basis as all other participating employees. Employer contributions include both matching contributions which are immediately vested and non-matching contributions which are subject to three-year cliff-vesting. In 2012, the maximum matching contributions equaled up to 4% of eligible compensation and the maximum non-matching contributions (for all executives except Mr. Volpe) equaled an additional 3% of eligible compensation. In addition to the normal non-matching contribution received by other participants, Mr. Volpe was eligible to receive an additional non-matching contribution referred to as a ‘pension equalizer’ contribution. This additional non-matching contribution was established to compensate participants for an actuarially anticipated shortfall resulting from the freezing of the Dresser-Rand Company Pension Plan for salaried employees. Each participant eligible for this non-matching contribution receives a contribution based on a fixed percentage. This percentage was individually calculated for each eligible participant when the Pension Plan was frozen. Mr. Volpe’s calculated pension equalizer percentage is 2.6% of eligible compensation, thus Mr. Volpe’s total non-matching contributions are equal to 5.6% of eligible compensation.

(b)	Our U.S.-based named executive officers are eligible to participate in the Non-Qualified Retirement Plan. The values in this column represent Non-Qualified Retirement Company contributions for each named executive’s 2012 Salary and 2013 Annual Incentive Program payment earned in 2012. Additional details regarding this Plan are shown in the table titled “Non-Qualified Deferred Compensation for 2012.”

(c)	Messrs. Volpe, Mai and Rossi were assigned to Paris, France where they are eligible to receive international assignment benefits. The level of benefits that are provided under the International Assignment Guidelines, such as the Goods and Service allowance, housing allowance, etc. are determined based upon the advice provided to the Company by outside consultants. No benefits are provided to our NEOs under the International Assignment Guidelines that other Dresser-Rand international assignees are not eligible to receive.

Mr. Volpe received international assignment benefits including: transportation expenses, goods and services differential ($52,950), housing and associated utilities and maintenance costs ($149,326), educational expenses ($34,518), tax-related services, third-party management fees, and other incidental expenses.

Mr. Rossi received international benefits including: transportation expenses, goods and services differential ($56,057), household goods storage and insurance, home visits, property management expenses, housing and associated utilities and maintenance costs ($161,156), immigration fees, educational expenses ($76,126), settling-in services, tax-related services, third-party management fees, and other incidental expenses.

Mr. Mai received international benefits including: transportation expenses, goods and services differential ($46,836), home visits, housing and associated utilities and maintenance costs ($111,688), educational expenses ($41,536), language training, spousal assistance, furniture rental, tax-related services, third party management fees, and other incidental expenses.

(d)	Tax allowances are provided to employees on international assignments to make this assignment effectively tax neutral to the assignee. Under these arrangements Dresser-Rand paid on behalf of Messrs. Volpe, Rossi and Mai tax equalization-related payments, to both U.S. and France tax authorities, for allowances provided within the Dresser-Rand International Guidelines. During 2012, these tax payments represented the first full year of their assignment, and, thus, were significantly higher than reported in 2011. These payments are partially offset by hypothetical tax withholding, and subsequent tax credits and refunds.

(e)	The amount shown in the “All Other Compensation” column for 2012 for Mr. Volpe also includes an award of $787 as an inventor under a patent application filed in May 2012 pursuant to the Company’s Invention Evaluation and Award program that is available generally to all employees and provides incentives for the filing and issuance of patents.

Grants of Plan-Based Awards for 2012

The following table provides details about the plan-based awards granted to our named executive officers for 2012.

Name	Grant Date	Board or Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent R. Volpe Jr.			$6,370	$910,000	$1,820,000
	3/15/2012	2/9/2012							20,341			$1,036,984
	2/15/2012	2/9/2012				3,772	22,629	33,943				$1,049,986
	2/15/2012	2/9/2012							26,585			$1,393,054
	2/15/2012	2/9/2012								49,388	$52.40	$1,049,989
Mark E. Baldwin			$2,266	$323,736	$647,472
	3/15/2012	2/8/2012							7,818			$398,562
	2/15/2012	2/8/2012				906	5,431	8,146				$251,998
	2/15/2012	2/8/2012							6,380			$334,312
	2/15/2012	2/8/2012								11,853	$52.40	$251,995
Christopher Rossi			$1,960	$280,000	$560,000
	3/15/2012	2/8/2012							3,974			$202,595
	2/15/2012	2/8/2012				1,024	6,142	9,213				$284,989
	2/15/2012	2/8/2012							7,216			$378,118
	2/15/2012	2/8/2012								13,405	$52.40	$284,990
Mark F. Mai			$1,684	$240,511	$481,021
	3/15/2012	2/8/2012							4,332			$220,845
	2/15/2012	2/8/2012				782	4,688	7,032				$217,523
	2/15/2012	2/8/2012							5,507			$288,567
	2/15/2012	2/8/2012								10,230	$52.40	$217,490
Jerome T. Walker			$1,593	$227,500	$455,000
	3/15/2012	2/8/2012							3,946			$201,167
	2/15/2012	2/8/2012				755	4,526	6,789				$210,006
	2/15/2012	2/8/2012							5,317			$278,611
	2/15/2012	2/8/2012								9,877	$52.40	$209,985

(1)	These columns show the range of payouts targeted for 2012 performance under the Annual Incentive Program. The amount shown in the “target” column represents the incentive payment that would have been earned by each named executive officer if 100% of the performance objectives were achieved. The amount shown in the “maximum” column represents the maximum amount payable of 200% of the target under the Annual Incentive Program. The amount shown in the “threshold” column represents the amount payable under the Annual Incentive Program if only the minimum qualifying level of performance were achieved on the financial performance objectives (namely 79.5%), which is 0.7% of the target amount for the financial objectives. The amount applicable to the level of performance for the individual objectives is .8%. Additional information regarding the Annual Incentive Program and the criteria applied in determining the amounts payable under the Annual Incentive Program can be found in the Compensation Discussion and Analysis under the subheading “Our 2012 Compensation Decisions — Annual Incentive Program.” The actual amount of incentive earned by each named executive officer in 2012 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. As reported in Note 3 under the Summary Compensation Table, for the 2011 awards, the Company elected to pay the incentive in RSUs rather than in cash, and the RSUs were awarded on March 15, 2012, subject to a one-year cliff vest, and are reported under this table. The 2012 AIP was paid in cash.

(2)	These columns show the range of shares vesting under the 2012 Performance Based Restricted Stock Units (PRSU) grant. The amount shown in the “target” column represents the target number of shares that could vest by each named executive officer if 100% of the performance objectives are achieved. The amount shown in the “maximum” column represents the maximum number of shares that could vest under the PRSU grant, which is 150% of the target shares granted. The amount shown in the “threshold” column represents the minimum number of shares that could vest under the PRSU grant (if the minimum qualifying level of performance was achieved on the performance objective in only one of the three periods), which with a 50% payout is one sixth of the target.

(3)	The exercise price is the closing market price of our common stock on the grant date. For the February 15, 2012 grants, the closing market price was $52.40. For the March 15, 2012 grants, the closing market price was $50.98.

(4)	See Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012, for more information about the assumptions used to determine these amounts. Holders of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

Outstanding Equity Awards at the End of 2012

The following table provides details about outstanding equity awards held by our named executive officers on December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent R. Volpe Jr.	154,480			$25.50	2/15/2017
	36,415			$25.50	2/15/2017
	109,245			$25.50	2/15/2017
	123,969	41,323	(2)	$21.59	2/16/2019
	46,912	23,456	(3)	$30.71	2/15/2020
	16,516	33,032	(3)	$46.99	2/15/2021
		49,388	(3)	$52.40	2/15/2022
						93,762	(4)	$5,263,799	68,946	$3,870,628
Mark E. Baldwin	25,390			$35.34	8/15/2017
	38,130			$34.57	2/15/2018
	31,443	10,481	(2)	$21.59	2/16/2019
	12,900	6,450	(3)	$30.71	2/15/2020
	4,403	8,806	(3)	$46.99	2/15/2021
		11,853	(3)	$52.40	2/15/2022
						26,601	(4)	$1,493,380	17,600	$988,036
Christopher Rossi	16,860	5,620	(2)	$21.59	2/16/2019
	7,130	3,565	(3)	$30.71	2/15/2020
	2,596	5,192	(3)	$46.99	2/15/2021
	3,197	6,394	(3)	$47.17	5/15/2021
		13,405	(3)	$52.40	2/15/2022
						19,721	(4)	$1,107,137	14,642	$821,974
Mark F. Mai	22,619			$35.18	11/15/2017
	21,550			$34.57	2/15/2018
	5,964			$40.25	5/15/2018
	20,742	6,914	(2)	$21.59	2/16/2019
	8,132	4,066	(3)	$30.71	2/15/2020
	3,733	7,466	(3)	$46.99	2/15/2021
		10,230	(3)	$52.40	2/15/2022
						18,853	(4)	$1,058,407	14,175	$795,785
Jerome T. Walker	29,697			$17.34	11/17/2018
	6,536	3,268	(3)	$30.71	2/15/2020
	2,296	4,592	(3)	$46.99	2/15/2021
		9,877	(3)	$52.40	2/15/2022
						13,683	(4)	$768,164	11,660	$654,564

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2012 ($56.14) by the number of shares that have not vested. For the performance-based restricted stock units, the number of units that have not vested assumes best-case performance achievement in which the maximum number of units would vest.

(2)	Awards vest 25% each year, beginning on the first anniversary of the grant date.

(3)	Awards vest 33.3% each year, beginning on the first anniversary of the grant date.

(4)	Shares and units shown consist of restricted stock and time-based and performance-based restricted stock units. Those granted in 2009 vest 25% each year, beginning on the first anniversary of the grant date. Those granted in 2010 and thereafter vest 33.3% each year, beginning on the first anniversary of the grant date, with the exception of the March 15, 2012 awards which vest 100% on the first anniversary of the grant date. These awards were granted as payment under the 2011 AIP.

Option Exercises and Stock Vested in 2012

The following table provides details about options that were exercised by a named executive officer in 2012 and restricted stock that vested for each named executive officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Vincent R. Volpe Jr.			72,472	$3,812,005
Mark E. Baldwin			18,970	$997,700
Christopher Rossi	24,370	$631,670	11,814	$616,221
Mark F. Mai			13,456	$705,030
Jerome T. Walker			8,912	$461,110

(1)	Each participant had the opportunity to either have shares withheld to cover the taxes due upon vesting or make full payment for that amount. The number of shares withheld for the executives that elected to have shares withheld is:

•	Mr. Baldwin — 5,106

•	Mr. Rossi – 3,292

•	Mr. Mai — 3,649

•	Mr. Walker – 2,445

The amount shown in the table does not give effect to the withholding of these shares.

(2)	Value is calculated by multiplying a) the closing market price of our common stock on the vesting date by b) the number of shares of stock that vested.

Pension Benefits for 2012

The following table sets forth the present value of accrued pension plan benefits for each of our eligible named executive officers as of the end of 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Vincent R. Volpe Jr.	Pension Plan for Employees of Dresser-Rand Company	11.92	$177,020
Christopher Rossi	Pension Plan for Employees of Dresser-Rand Company	10.75	$34,468

(1)	The calculation of present value of accumulated benefit assumes retirement at age 65, a discount rate of 3.8 percent and the 2013 PPA Statutory mortality for healthy males and females. Dresser-Rand provided the accrued benefit amounts. There is no increase in benefits from 2011 to 2012 as future accruals were eliminated in the plan in 1998. The change in value is solely due to the updated discount rate and period.

Other than Mr. Volpe and Mr. Rossi, none of the other named executive officers are eligible to participate in any defined benefit pension plans sponsored by the Company. As of December 31, 2012, Dresser-Rand Company sponsored only the qualified Pension Plan for Employees of Dresser-Rand Company. The benefits Messrs. Volpe and Rossi accrued under the qualified Pension Plan for Employees of Dresser-Rand Company were based on “final” average pay and service, subject to applicable offsets. Effective March 31, 1998, Dresser-Rand Company amended the Plan to cease benefit accruals for non-bargaining unit employees as of that date as a result, no additional accruals due to service and or pay were granted.

As of December 31, 2012, Mr. Volpe’s estimated monthly accrued pension benefit was $1,638. As of December 31, 2012, Mr. Rossi’s estimated monthly accrued pension benefit under the Plan was $405. These benefit amounts are fixed obligations and will not increase with future pay and/or service levels. These benefit amounts are payable at age 65 as a single life annuity. Other actuarial equivalent distribution options are available to the participants under the Plan, such as a 100% Joint & Survivor option, 50% Joint & Survivor option and 10 Year Period Certain.

The normal retirement age is 65 for the Plan. The Plan permits participants who possess at least 9 years of benefit credit service upon termination of employment to begin receiving pension benefits any time on or after their 55th birthday. As of December 31, 2012, neither Mr. Volpe nor Mr. Rossi were eligible for payment under the terms of the Plan.

Balances and earnings attributable to the Plan are disclosed as applicable in the Summary Compensation Table.

The retirement reduction factors for the qualified Pension Plan for Employees of Dresser-Rand Company are as follows:

Age when Benefits Commence	Percent of Age 65 Benefit that is Payable Upon Retirement
65	100.00%
64	90.69%
63	82.48%
62	75.22%
61	68.77%
60	63.02%
59	57.88%
58	53.27%
57	49.12%
56	45.38%
55	41.99%

In 2009, the Company completed a review of its U.S.-based retirement programs and concluded that the SERP was no longer an efficient means of delivering retirement benefits and exercised its right to terminate the SERP effective October 30, 2009. Lump sum payments were issued to all participants in full settlement of the obligations under the SERP. The cash-out process, including a lump sum payment to Mr. Volpe in the amount of $48,064, was completed in January 2010.

Non-Qualified Deferred Compensation for 2012

The following table summarizes the compensation provided to our named executive officers under our Non-Qualified deferred compensation plan for 2012.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Vincent R. Volpe Jr.	Non-Qualified Retirement Plan	$208,502	$150,000	$462,142	$124,660	$4,163,111
Mark E. Baldwin	Non-Qualified Retirement Plan	—	—	—	—	—
Christopher Rossi	Non-Qualified Retirement Plan	$61,271	$61,271	$26,918	$81,240	$585,686
Mark F. Mai	Non-Qualified Retirement Plan	$64,568	$64,568	$65,711	$103,546	$618,087
Jerome T. Walker	Non-Qualified Retirement Plan	$56,559	$56,559	$37,006	$0	$373,074

(1)	Amounts shown in this column are included in the Summary Compensation Table in the “All Other Compensation” column.

Named executive officers who are paid through Dresser-Rand’s US payroll are eligible to participate, on a voluntary basis, in the Dresser-Rand Company Non-Qualified Retirement Plan. Annually, separate enrollment periods are held for base salary deferral elections and cash incentive deferral elections. Eligible participants may elect to contribute between 1% and 80% of their eligible annual base salary and/or annual cash incentive. All named executive officers participating in this plan were eligible to receive Employer matching contributions equal to 10% of eligible base salary and/or cash incentive (limited to an annual maximum limit of $150,000). Matching contributions become fully vested after 36 months of service by the participant. During each enrollment period, participants must elect the manner in which they prefer their account balance be distributed to them upon their termination. Participants may elect to receive their distribution in the following manners: an immediate, single lump sum distribution, a single lump sum distribution during January of the calendar year following their termination of employment, or five annual declining balance installment payments during January of each calendar year following their termination of employment. Pursuant to 409(A), named executive officers and other key employees of the Company are required to wait a minimum of 6 months following the termination of their employment before they can receive a distribution from the Plan. Additionally, during each enrollment period, participants may elect to receive an optional distribution of any participant contributions to be returned to them at a future date (provided their employment has not ended prior to that future date). This optional distribution includes earnings on participant contributions, but not Company matching contributions or earnings on those Company matching contributions.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment or change in control. In preparing the tables below, we assumed that the termination occurred on December 31, 2012.

Unless otherwise provided in an employment or severance agreement described below, our named executive officers are not entitled to compensation upon termination or a change in control. The payment of cash severance upon a change in control under each agreement requires both (i) the occurrence of a change in control and (ii) a qualified termination as specified in each agreement.

The Company entered into an employment agreement with Mr. Volpe in 2008 and entered into Confidentiality, Non-Compete, Severance and Change in Control Agreements with all other named executive officers in 2010.

Employment Agreement with Vincent R. Volpe Jr.

The following table shows the potential payments upon termination or a “Change in Control” for Mr. Volpe, the Company’s President and Chief Executive Officer. Under the terms of his employment agreement, if

Mr. Volpe’s employment is terminated as a result of his death or disability, or by us without “Cause,” or if Mr. Volpe resigns for “Good Reason” and he provides proper notice and time for cure to the Company and such termination by us or resignation by him is not within two years of a Change in Control, Mr. Volpe will receive (i) a severance payment equal to twice his base salary, (ii) any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination, (iii) any bonus previously earned in full but not yet paid for fiscal years prior to the fiscal year of termination, (iv) two times the bonus target in the year in which the date of termination occurs, or if the target has not been established, the target bonus opportunity from the previous year with respect to Mr. Volpe’s base salary for the year in which the date of termination occurs, and (v) continued medical, dental, disability and life insurance coverage for Mr. Volpe and his eligible dependents for two years following the date of termination. Mr. Volpe must execute a release of all claims arising out of his employment or termination as a condition to the receipt of the aforementioned payments.

If Mr. Volpe’s employment is terminated by the Company without Cause or by Mr. Volpe with Good Reason within two years following a Change in Control, subject to the execution of a release of claims, Mr. Volpe shall receive the benefits specified in the previous paragraph, except that the base salary payment will be three times his base salary, the target bonus payment will be three times the greater of his target bonus for the year in which the date of termination occurs or the highest bonus paid (or earned in full but not yet paid) to him in the last three years (not to exceed his maximum bonus opportunity for the year in which the date of termination occurs), and the insurance coverage will be provided for three years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, he is solely entitled to receive any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination and any bonus previously earned in full but not yet paid for prior fiscal years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, the Company may elect to enforce a covenant not to compete for up to three years following the termination. If the Company elects to enforce the covenant not to compete and Mr. Volpe executes a release of claims, the Company will pay, in addition to the payments described in the preceding paragraph, during the period that the non-compete restrictions remain in effect, (i) salary continuation payments at an annual rate equal to his base salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth of Mr. Volpe’s target bonus opportunity as in effect for the year of the termination, or if the target has not been established, the target bonus opportunity for the prior year with respect to his base salary for the year in which the date of termination occurs, and (iii) continued insurance coverage. If Mr. Volpe’s employment is terminated by the Company other than for Cause or by Mr. Volpe with Good Reason, the non-compete agreement automatically applies for two years following the termination without any obligation to provide additional consideration.

Mr. Volpe’s employment agreement also provides for a reduction in benefits or for gross-up payments under certain circumstances if compensation paid to Mr. Volpe would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to additional tax under Section 409A of the Code.

Payments under the agreement shall be made to Mr. Volpe within 60 days after the termination date, provided that if any payment under the agreement would be subject to additional taxes and interest under Section 409A of the Code, any such payment shall be accumulated and paid on the date that is six months and one day after the termination date, or such earlier date upon which such amount can be paid without being subject to such additional taxes and interest.

“Cause” shall mean the occurrence of any of the following: (i) the material failure or refusal by Mr. Volpe to perform his duties in accordance with his employment agreement (including, without limitation, his inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his business time, attention and energies to the performance of his duties in accordance with his employment agreement; (ii) any willful, intentional or grossly negligent act by Mr. Volpe having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries or affiliates, or any divisions Mr. Volpe may manage; (iii) the material violation or material failure by Mr. Volpe to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) Mr. Volpe’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of his employment agreement; provided, however, that in the event that the Company decides to terminate Mr. Volpe’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives him written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicating the steps required to cure such Cause, if curable, and if Mr. Volpe fails to substantially remedy or correct the same within 30 days of such notice.

“Change in Control” shall mean the first to occur of any of the following events: (i) individuals who, as of the date of the agreement, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (ii) the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

“Good Reason” shall mean the occurrence of any of the following events without Mr. Volpe’s consent that are not cured by the Company, if curable, within 30 days: (i) a material and adverse change to Mr. Volpe’s title, duties or responsibilities, including his not being re-elected as a member of the Board; provided, however, that Mr. Volpe’s resignation from the Board shall not be deemed such a change; (ii) notice is given to Mr. Volpe by the Company within two years following a Change in Control that the term of his employment agreement will not be extended; (iii) the Company materially reduces the compensation or benefits to which Mr. Volpe is entitled under his employment agreement; (iv) any relocation of Mr. Volpe’s principal place of employment except to a location that is within fifty miles of either (a) Houston, Texas or (b) any location that Mr. Volpe has recommended to the Board as a location for the Company’s headquarters; (v) the Company fails to require any successor or assignee to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to assume and agree to perform the employment agreement on the same terms or Mr. Volpe does not agree to such assignment; (vi) a material breach of any one or more of the covenants of his employment agreement by the Company; or (vii) in the event of a Change in Control in which the Company’s securities cease to be publicly traded, the assignment to Mr. Volpe of any position (including status, offices, title and reporting requirements), authority, duties or responsibilities that are not (a) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and (b) substantially similar to Mr. Volpe’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities during the 90 day period prior to the Change in Control; provided, however, that Mr. Volpe must provide the Company with written notice within 15 days following the first date on which he knows of the occurrence of an event or action constituting Good Reason and the Company shall have 30 days following receipt of such notice to cure such event or action.

Any restricted stock, restricted stock units, or other stock based awards outstanding as of (i) the date of a voluntary termination with Good Reason, (ii) the date of Mr. Volpe’s termination by reason of death or disability, (iii) the date that the Company terminates Mr. Volpe for any reason other than Cause, or (iv) upon a Change in Control shall become fully vested and any stock options outstanding as of such date and not then exercisable shall become fully exercisable as of such date and any restrictions imposed by the Company that are applicable to any shares of common stock granted to Mr. Volpe by the Company shall lapse as of such date. Stock options that become vested in accordance with the previous sentence shall remain exercisable until the first to occur of (a) one year after the date of termination or (b) the original expiration of the option.

To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with the Company. Mr. Volpe’s employment is terminated by the Company for “Cause” or if Mr. Volpe resigns without “Good Reason,” the Company can elect to enforce a provision in his employment agreement prohibiting him from competing with the Company for a period of up to three years following such termination provided that we pay Mr. Volpe the following: (i) salary continuation payments at an annual rate equal to his Base Salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth his target bonus opportunity for the year in which the date of termination occurs, or if such target bonus opportunity has not yet been established as of the date of termination, the target bonus percentage opportunity for the prior year with respect to base salary for the year in which the date of termination occurs, and (iii) continued medical, dental, disability and life insurance coverage in the same manner as provided to Mr. Volpe and his eligible dependents immediately prior to such termination. See also the discussion of Mr. Volpe’s Amended and Restated Employment Agreement under “Compensation Discussion and Analysis — Employment Agreements and Arrangements — Vincent R. Volpe Jr.”.

	Change in Control and Termination Without Cause or With Good Reason within Two Years of a Change in Control	Change in Control (No Termination)	Involuntary without Cause or Voluntary with Good Reason	Death or Disability
Vincent R. Volpe Jr.
Cash Severance	$7,305,000		$3,640,000	$3,640,000
Accelerated vesting of equity	$11,645,577	$11,645,577	$11,645,577	$11,645,577
Tax gross-up	$3,548,023
Health care benefits, disability and life insurance coverage	$52,698		$35,132	$35,132
Total	$22,551,298	$11,645,577	$15,320,709	$15,320,709

The table above does not reflect the payments due to Mr. Volpe if the Company elects to enforce the non-compete provision described above. In addition, the table above assumes that the amounts of any earned or accrued but unpaid salary, bonus or vacation are zero. For purposes of determining the value of accelerated vesting of equity as it relates to outstanding performance-based restricted stock units, all units were assumed to vest at maximum levels.

Confidentiality, Non-Compete, Severance and Change in Control Agreements with other Named Executive Officers

As discussed above, the Company has entered into Confidentiality, Non-Compete, Severance and Change in Control Agreements with each of our other named executive officers.

Under the agreements with the U.S. based named executive officers (Messrs. Baldwin, Rossi, Mai and Walker), if the executive is involuntarily terminated by the Company without Cause, the executive is entitled to receive (i) a severance payment specified in the agreement (2.625 times base salary for Mr. Baldwin and 1.5 times base salary for Messrs. Rossi, Mai and Walker), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for one year.

If a U.S. based named executive officer is terminated by the Company for Cause or due to a Voluntary Termination by the executive with or without Good Reason, the executive is entitled to receive a payment equal to (i) any earned but unpaid salary and any accrued but unused vacation days and (ii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated.

If a U.S. based named executive is terminated within two years of a “Change in Control” of the Company by the Company without Cause or due to a Voluntary Termination by the executive with Good Reason, the executive is entitled to receive (i) a severance payment specified in the agreement (2.5 times the sum of base salary and annual incentive at target for Messrs. Baldwin and Mai and 2.0 times the sum of base salary and annual incentive at target for Messrs. Rossi and Walker, (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for two years.

The agreements with the U.S. based named executive officers subject the executives to customary confidentiality obligations during their employment by the Company and at all times following termination, non-compete obligations (i) for one year following termination or (ii) for two years following termination by the Company without Cause or Voluntary Termination by the executive with Good Reason, if either occurs within two years following a Change in Control of the Company, and non-solicitation obligations during their employment and for three years following termination.

Payments under the agreements with the U.S. based named executive officers shall be made within 60 days after the termination date, provided that if any payment under the agreements would be subject to additional taxes and interest under Section 409A of the Code, any such payment shall be accumulated and paid on the date that is six months and one day after the termination date, or such earlier date upon which such amount can be paid without being subject to such additional taxes and interest. “Cause” as defined in the agreements for the U.S. based named executive officers means the occurrence of any of the following: (i) the material failure or refusal by the executive to perform his or her duties under the agreement (including, without limitation, his or her inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his or her business time, attention and energies to the performance of his or her duties under the agreement; (ii) any willful, intentional or grossly negligent act by the executive having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries, affiliates, or divisions; (iii) the material violation or material failure by the executive to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) the executive’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of the agreement; provided, however, that in the event that the Company decides to terminate the executive’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives the executive written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicating the steps required to cure such Cause, if curable, and if the executive fails to substantially remedy or correct the same within 30 days of such notice.

“Change in Control” is defined in the agreements for the U.S. based named executive officers and is the same in all material respects as the definition of that term in Mr. Volpe’s employment agreement, which is set forth above.

“Voluntary Termination with Good Reason” as defined in the agreements for the U.S. based named executive officers means any termination by the executive of his or her employment with the Company within 45 days following the occurrence of any of the following events without his or her consent, which is not cured by the Company, if curable, within 30 days: (i) a material diminution in the executive’s duties and responsibilities; (ii) the Company materially reduces the compensation or benefits to which the executive is entitled as determined immediately prior to the Change in Control; (iii) a material breach of any one or more of the covenants of the agreement by the Company; or (iv) if, as the result of a Change in Control, the Company’s headquarters offices are relocated to a location more than fifty miles away from their location prior to such Change in Control, necessitating the executive’s relocation to such new headquarters location; provided, however, that the executive must provide the Company with written notice within 15 days following the first date on which the executive knows of the occurrence of an event or action constituting Good Reason and the Company fails to cure such event or action within 30 days of such notice.

“Voluntary Termination without Good Reason” as defined in the agreements for the U.S. based named executive officers means any termination by the executive of his or her employment with the Company other than a Voluntary Termination with Good Reason.

Equity Grant Documents

Under the terms of the equity awards granted prior to 2012 to our NEOs, other than the CEO, upon a termination due to death or disability, restricted stock and RSUs will vest pro-rata, stock options will vest in full and PRSUs will vest based on actual performance through the termination date. The Committee, in its discretion, is authorized to determine the effect of a Change in Control on these awards.

In 2012, the Company modified the grant documents for equity incentives to include specific terms and conditions regarding the treatment of outstanding equity awards in the event of a Change in Control. Pursuant to these terms and conditions, if outstanding equity awards granted in 2012 or thereafter are continued, substituted or assumed by the successor company that will employ the NEO following a Change in Control, then such outstanding awards will continue to vest and/or become exercisable, as applicable, pursuant to the original grant. However, if the NEO is terminated other than for “Serious Misconduct” or resigns for “Good Reason”, in either case within 12 months of the Change in Control, then all of the NEO’s outstanding equity awards will fully and immediately vest and, as applicable, become exercisable.

Alternatively, if the NEO’s outstanding equity awards will not be continued, substituted or assumed by such successor company, then each class of equity incentives will be treated as follows:

•	Restricted Stock – shares vest fully upon the Change in Control;

•

Stock Options and Stock Appreciation Rights (“SARs”) – SARs/options fully vest and become exercisable immediately prior to the Change in Control. Alternatively, the Committee may provide for a cash payment in settlement of the awards equal to the excess of the Change in Control Price (as defined in the Plan attached as Appendix A) over the exercise price of the options or SARs;

•

Restricted Stock Units – RSUs vest fully upon the Change in Control, and the NEO receives (i) the consideration received by holders of Company common stock, (ii) common stock of the successor company or (iii) cash equal to the Change in Control Price; and

•

Performance Restricted Stock Units – a number of PRSUs earned by the NEO (the “Earned PRSUs”) will be calculated based on actual performance goal attainment through the date of the Change of Control, and all other PRSUs will be forfeited. All Earned PRSUs fully vest upon a Change in Control, and the NEO will receive: (i) the consideration received by holders of Company common stock, (ii) common stock of the successor company or (iii) cash equal to the Change in Control Price.

“Good Reason” includes a material reduction in base salary, a material adverse change in responsibilities, and a required relocation of principal place of employment by more than 35 miles, and requires that the NEO provide notice to the Company and an opportunity to cure.

The “Serious Misconduct” definition is substantially the same as the “Cause” definition above, and requires that the Company provide notice to the NEO and an opportunity to cure, if such occurrence is curable.

The following tables show the potential payments upon termination or a Change in Control for the other named executive officers under the terms of the agreements and equity grant documents described above. The following tables assume that the amounts of earned or accrued but unpaid salary, bonus or vacation are zero.

	Change in Control and Termination Without Cause or With Good Reason between One and Two Years of a Change in Control	Change in Control and Termination Without Cause or With Good Reason within One Year of a Change in Control	Involuntary Termination by Company Without Cause	Death or Disability
Mark E. Baldwin
Severance	$1,888,460	$1,888,460	$1,133,076
Accelerated vesting of equity		$3,132,463		$2,285,648
Medical, dental, disability and life insurance coverage	$22,291	$22,291	$11,145	$11,145
Total	$1,910,751	$5,043,214	$1,144,221	$2,296,793

	Change in Control and Termination Without Cause or With Good Reason between One and Two Years of a Change in Control	Change in Control and Termination Without Cause or With Good Reason within One Year of a Change in Control	Involuntary Termination by Company Without Cause	Death or Disability
Christopher Rossi
Severance	$1,360,000	$1,360,000	$600,000
Accelerated vesting of equity		$2,368,935		$1,571,821
Medical, dental, disability and life insurance coverage	$33,820	$33,820	$16,910	$16,910
Total	$1,393,820	$3,762,755	$616,910	$1,588,731

	Change in Control and Termination Without Cause or With Good Reason between One and Two Years of a Change in Control	Change in Control and Termination Without Cause or With Good Reason within One Year of a Change in Control	Involuntary Termination by Company Without Cause	Death or Disability
Mark F. Mai
Severance	$1,603,404	$1,603,404	$601,277
Accelerated vesting of equity		$2,303,043		$1,609,883
Medical, dental, disability and life insurance coverage	$34,014	$34,014	$17,007	$17,007
Total	$1,637,418	$3,940,461	$618,284	$1,626,890

	Change in Control and Termination Without Cause or With Good Reason between One and Two Years of a Change in Control	Change in Control and Termination Without Cause or With Good Reason within One Year of a Change in Control	Involuntary Termination by Company Without Cause	Death or Disability
Jerome T. Walker
Severance	$1,155,000	$1,155,000	$525,000
Accelerated vesting of equity		$1,584,790		$1,023,519
Medical, dental, disability and life insurance coverage	$13,522	$13,522	$6,761	$6,761
Total	$1,168,522	$2,753,312	$531,761	$1,030,280

With respect to a Change in Control, the tables above assume that equity has been assumed or substituted by a successor company and the Committee has exercised its discretion to treat equity granted prior to 2012 in a manner consistent with the modified approach for equity awards granted in 2012 and thereafter as discussed above. As a result, for purposes of equity acceleration, the tables above assume termination following the Change in Control was for a reason other than “Serious Misconduct” or due to a resignation for “Good Reason” within one year of the Change in Control. For purposes of determining the value of accelerated vesting of equity as it relates to outstanding performance-based restricted stock units, performance as of December 31, 2012, was assumed, resulting in vesting at maximum levels.

Director Compensation

In 2012, Mr. Volpe, being the only director who was employed by the Company, did not receive compensation for service as a director. Each non-employee director received an annual cash retainer of $50,000 and $114,957 in restricted stock pursuant to the 2008 Stock Incentive Plan. We also paid non-employee directors a fee for acting as committee chairs ($15,000 for serving as Audit and Compensation Committee chair and $10,000 for serving as Nominating and Governance Committee chair), as well as an annual fee of $200,000 to the non-executive Chairman of the Board for his service in that role. For each Board or applicable committee meeting our non-employee directors attended in person or telephonically as a member, directors earned a fee of $1,500.

Our non-employee directors may opt to receive shares of our common stock in lieu of cash. At the election of the director, all fees and equity awards may be deferred and, as a result, the director is entitled to an interest in the Company’s common stock. The 2012 director grants vested 100% on the first anniversary of the grant date.

In addition, the Company reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business related expenses. The Company will also reimburse directors for director education programs and seminars in accordance with Company policy.

The table below summarizes the compensation paid to our non-employee directors during 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
William E. Macaulay, Chairman(2)	$266,500	$114,957	$381,457
Rita V. Foley(3)	$87,500	$114,957	$202,457
Louis A. Raspino(4)	$102,500	$114,957	$217,457
Philip R. Roth(5)	$93,000	$114,957	$207,957
Stephen A. Snider(6)	$80,000	$114,957	$194,957
Michael L. Underwood(7)	$99,500	$114,957	$214,457
Joseph C. Winkler III(8)	$81,500	$114,957	$196,457

(1)

The amount represents the aggregate grant date fair value. The assumptions used to calculate these amounts are the same as those we used for financial statement reporting purposes. Information about the financial accounting assumptions can be found in Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Mr. Macaulay was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Mr. Macaulay held a total of 2,183 shares of unvested restricted stock.

(3)	Ms. Foley was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Ms. Foley held a total of 2,183 shares of unvested restricted stock.

(4)	Mr. Raspino was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Mr. Raspino held a total of 2,183 shares of unvested restricted stock, and also held 4,651 restricted stock units.

(5)	Mr. Roth was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Mr. Roth held a total of 2,183 shares of unvested restricted stock.

(6)	Mr. Snider was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Mr. Snider held 2,183 shares of unvested restricted stock, and also held 6,079 restricted stock units.

(7)	Mr. Underwood was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Mr. Underwood held a total of 2,183 shares of unvested restricted stock.

(8)	Mr. Winkler was granted 2,183 shares of restricted stock on February 15, 2012. As of December 31, 2012, Mr. Winkler held a total of 2,183 shares of unvested restricted stock, and also held 7,810 restricted stock units.

Ownership Policy for Non-Employee Directors

To further align the interest of our directors with our stockholders, the Board has established a stock ownership policy for non-employee directors. In February 2013, the Board revised that policy, which now requires each non-employee director of the Board to own a number of shares of stock (including shares owned outright by the director and vested restricted stock units deferred by the director) at least equivalent in value to five (5) times the amount of the annual cash retainer paid to non-employee directors (the “target value”). The director has until the fifth anniversary of such director’s initial election to the Board to satisfy the ownership requirement. All directors have either met or are on track to meet the stock ownership requirements delineated in the policy within the time frame specified.

Once a director attains the required level of share ownership, he or she shall continue to be considered in compliance with the policy if the director’s ownership subsequently falls below the target value as a result of either (1) a decline in the market price of the shares or (2) an increase in the annual cash retainer for non-employee directors, as long as the director retains (i) at least 50% of the net shares of unrestricted, fully vested stock subsequently awarded to the director and (ii) at least 50% of the net shares subsequently acquired pursuant to the vesting of restricted stock grants, until the value of the director’s ownership of Company stock equals or exceeds the target value. For these purposes, “net shares” means the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, any exercise or conversion price necessary to receive such shares.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the securities authorized for issuance under our equity compensation plans is as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity Compensation plans approved by security holders	3,332,704	$31.34	2,758,809
Equity Compensation plans not approved by security holders	—	—	—
Total	3,332,704	$31.34	2,758,809

(1)	Includes the following: vested, unexercised stock options, unvested, unexercised stock options, unvested time-based restricted stock units, and unvested performance-based restricted stock units as of December 31, 2012. The number of unvested performance-based restricted stock units assumes best-case performance achievement in which the maximum number of units would vest.

(2)	Weighted average exercise price does not include outstanding restricted stock units (time- or performance-based).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 13, 2013, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of our directors (and director nominees), (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent of Common(2)
Janus Capital Management LLC(3)	9,744,977	12.8%
BlackRock, Inc.(4)	5,266,156	6.9%
Massachusetts Financial Services Company(5)	4,972,828	6.5%
FMR LLC(6)	4,678,100	6.2%
Iridian Asset Management LLC(7)	4,593,563	6.0%
William E. Macaulay	171,426	*
Rita V. Foley	11,357	*
Louis A. Raspino	22,123	*
Philip R. Roth	17,709	*
Stephen A. Snider	3,288	*
Michael L. Underwood	17,170	*
Vincent R. Volpe Jr.(8)	1,023,776	1.4%
Joseph C. Winkler III	14,576	*
Mark E. Baldwin(9)	90,102	*
Mark F. Mai(10)	144,297	*
Christopher Rossi(11)	83,523	*
Jerome T. Walker(12)	71,091	*
Directors and executive officers as a group (16 persons)(13)	1,810,381	2.4%

*	Less than 1% of outstanding common stock.

(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 13, 2013, or within 60 days from that date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table.

(2)	Ownership percentage is reported based on 76,066,307 shares of common stock outstanding on March 13, 2013, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 13, 2013, or within 60 days from that date through the exercise of stock options or other similar rights.

(3)	Reflects beneficial ownership of 9,744,977 shares of our common stock by Janus Capital Management LLC, a Delaware limited liability company (“Janus”). This information was reported on a Schedule 13G/A filed with the SEC on February 14, 2013, in which Janus reported sole voting power and sole dispositive power over 9,735,877 shares of our common stock and shared voting power and shared dispositive power over 9,100 shares of our common stock. Janus reported its direct ownership of a 95.67% stake in INTECH Investment Management (“INTECH”) and a 77.8% stake in Perkins Investment Management LLC (“Perkins”). Janus, INTECH and Perkins are registered investment advisers furnishing investment advice to various investment companies and their beneficial holdings are aggregated for purposes of the shares reported in the table. Janus also reported that, as a result of its role as investment adviser or sub-adviser to several investment companies, it may be deemed to beneficially own 9,735,877 shares of our common stock. The principal business address of Janus is 151 Detroit Street, Denver, Colorado 80206.

(4)	Reflects beneficial ownership of 5,266,156 shares of our common stock by Blackrock, Inc., a Delaware corporation (“Blackrock”). This information was reported on a Schedule 13G/A filed by Blackrock with the SEC on February 6, 2013. Blackrock reports sole voting and dispositive power with respect to all such shares. Blackrock is the parent holding company of BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited. The principal business address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(5)	Reflects beneficial ownership of 4,972,828 shares of our common stock by Massachusetts Financial Services Company, a Delaware corporation (“MFS”). This information was reported on a Schedule 13G filed by MFS with the SEC on February 12, 2013. MFS reports sole voting power with respect to 4,551,618 shares and sole dispositive power with respect to 4,972,828 shares. The principal business address of MFS is 111 Huntington Avenue, Boston, MA 02199.

(6)	Reflects beneficial ownership of 4,678,100 shares of our common stock by FMR LLC, a Delaware limited liability company (“FMR”). This information was reported on a Schedule 13G/A filed with the SEC on February 14, 2013. The Schedule 13G/A indicates that FMR has sole voting power over 695,778 shares and sole dispositive power over 4,678,100 shares. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. The Schedule 13G/A indicates that Fidelity is the beneficial owner of 3,982,322 shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, each have the sole power to dispose of the shares beneficially owned by Fidelity. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Strategic Advisers, Inc. (“Strategic Advisers”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals. The Schedule 13G/A indicates that Strategic Advisers is the beneficial owner of 51,724 shares. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The Schedule 13G/A indicates that FIL is the beneficial owner of 644,054 shares. The address of FMR, Fidelity and Strategic Advisers is 82 Devonshire Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(7)

Reflects beneficial ownership of 4,593,563 shares of our common stock by Iridian Asset Management LLC, a Delaware limited liability company (“Iridian”), David L. Cohen, a U.S. citizen (“Cohen”) and Harold J. Levy, a U.S. citizen (“Levy”) (collectively, the “Reporting Persons”). This information was reported on a Schedule 13G filed with the SEC on January 31, 2013. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Cohen; 12.5% by Levy; 37.5% by LLMD LLC, a Delaware limited liability company owned 1% by Cohen, and 99% by a family trust controlled by Cohen; and 37.5% by ALHERO LLC, a Delaware limited liability company owned 1% by Levy and 99% by a family trust controlled by Levy. Iridian has direct beneficial ownership of the shares of common stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and by having the power to vote and direct the disposition of shares of common stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. The Reporting Persons have the shared power to vote or direct the vote, and to dispose or direct the disposition, of 4,593,563 shares of common stock. The principal business address of the Reporting Persons is 276 Post Road West, Westport, CT 06880-4704.

(8)	Includes beneficial ownership of (i) 156,871 shares held indirectly through a trust, (ii) 17,680 shares held indirectly through VCSC Investments LLC, (iii) 20,341 unvested restricted stock units and (iv) 585,294 shares subject to options that are exercisable as of March 13, 2013, or vest within 60 days from that date.

(9)	Includes beneficial ownership of 7,818 unvested restricted stock units that vest within 60 days from March 13, 2013.

(10)	Includes beneficial ownership of 4,332 unvested restricted stock units and 100,863 shares subject to options that are exercisable as of March 13, 2013, or vest within 60 days from that date.

(11)	Includes beneficial ownership of 3,974 unvested restricted stock units and 46,032 shares subject to options that are exercisable as of March 13, 2013, or vest within 60 days from that date.

(12)	Includes beneficial ownership of 3,946 unvested restricted stock units and 47,385 shares subject to options that are exercisable as of March 13, 2013, or vest within 60 days from that date.

(13)	Includes beneficial ownership of 48,983 unvested restricted stock units and 863,111 shares subject to options that are exercisable as of March 13, 2013, or vest within 60 days from that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DRC’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2012, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners, except that, due to an administrative error on the part of the Company, a late Form 4 was filed within two days of the applicable deadline on behalf of each of Messrs. Baldwin, Carney, Mai, Mozatto, Nechar, Pacheco, Rossi, Volpe and Walker, and Ms. Nicoletta Giadrossi, to report a single transaction involving a one-time grant of restricted stock units awarded to such officer in lieu of the annual cash incentive under the Annual Incentive Plan.

CERTAIN RELATED PERSON TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members (each a “Related Party”), where the amount involved in the transaction exceeds (or is expected to exceed) $120,000 in any calendar year.

The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $250,000. A summary of any new transactions pre-approved by the Chair is provided to the full Committee for its review in connection with each regularly scheduled Committee meeting.

The Committee has considered and adopted standing pre-approvals under the policy for limited transactions with a Related Party. Pre-approved transactions include:

•

Employment of executive officers.    Any employment by the Company of an executive officer of the Company if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”).

•

Director compensation.    Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•

Certain transactions with other companies.    Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $120,000, or 2 percent of that company’s total annual revenues.

•

Certain Company charitable contributions.    Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000, or 2% of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

•

Regulated transactions.    Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Indemnification.    Any transaction in which a Related Party is being indemnified by the Company or the Company is advancing expenses pursuant to an Indemnification Agreement, the Company’s By-Laws or Certificate of Incorporation.

•

Transactions contemplated under Company relocation policies.    Any transaction with a Related Party pursuant to Company’s relocation policy and transactions in which the Company’s reimbursement of temporary living expenses incurred by a Related Party associated with a relocation exceeds 60 days, but not in excess of 180 days.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review in connection with each regularly scheduled meeting of the Committee.

Related Person Transactions

There have been no transactions since January 1, 2012, that are required to be disclosed as a “related person transaction” pursuant to the SEC’s rules.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy materials will receive only one Notice Regarding the Availability of Proxy Materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another stockholder and receive only one Notice Regarding the Availability of Proxy Materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 713-973-5497; (2) send an email message to Blaise Derrico at bderrico@dresser-rand.com; or (3) mail your request to Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, Attn: Investor Relations. Additional copies of the notice will be sent promptly after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the notice and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2014 Annual Meeting, DRC must receive proposals no later than November 25, 2013. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the currently planned 2014 Annual Meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between January 7, 2014, and February 6, 2014. In the event the date of the 2014 Annual Meeting is changed by more than 30 days from the date of the 2013 Annual Meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2014 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2014 Annual Meeting is first made. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, will be provided upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o General Counsel, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.dresser-rand.com or on the SEC’s website at www.sec.gov.

********************

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Mark F. Mai

Vice President, General Counsel and Secretary

March 25, 2013

Houston, Texas

APPENDIX A

DRESSER-RAND GROUP INC.

2008 STOCK INCENTIVE PLAN

1. Purpose

The purpose of the Dresser-Rand Group Inc. 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of Dresser-Rand Group Inc. (the “Company”) by enabling the Company and its Subsidiaries and Affiliates to attract, retain and motivate employees by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and service providers who have been retained to provide consulting, advisory or other services and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such employees, directors and service providers in the Company. The Plan supersedes the Company’s existing 2005 Stock Incentive Plan and 2005 Directors Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Common Shares, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the applicable committee. On and after the Effective Date, no further grants shall be made under either the 2005 Stock Incentive Plan and 2005 Directors Stock Incentive Plan, which plans shall remain in effect solely as to outstanding awards thereunder.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means, with respect to any person, any other person controlling, controlled by, or under common control with such person.

(b) “Annual Grant” means an Award of Common Shares or the right to receive Common Shares or another form of Award under the Plan that comprises part of the annual fees payable to a Nonemployee Director for his or her service as a member of the Board, which such Award shall have a Fair Market Value as shall be determined by the Board of Directors or a committee thereof from time to time, and which shall initially equal $90,000.

(c) “Award” means an award of an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Common Share, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. In addition, to the extent a services, severance, employment or similar agreement between a Participant and the Company or any of its Subsidiaries or Affiliates includes provisions relating to an Award, such agreement shall be treated as an Award Agreement.

(e) “Board” means the board of directors of the Company.

(f) “Cause” means, unless otherwise provided in an Award Agreement, a Participant’s termination of employment as a result of such Participant’s (i) refusal or neglect to perform substantially his or her employment-related duties, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty (whether or not affecting the Company or any of its Subsidiaries or Affiliates), (iii) indictment or conviction of a crime constituting a felony or willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment that in no way adversely affects the Company or any of its Subsidiaries and Affiliates or their reputations or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any of its Subsidiaries or Affiliates) or (iv) material breach of any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates not to disclose any information pertaining to the Company or its Subsidiaries or Affiliates or not to compete or interfere with the Company or its Subsidiaries or Affiliates or their suppliers or customers; provided, however, that (x) in the case of any Participant who, as of the date of determination, is party to an effective services, severance, employment or similar agreement with the Company or any of its Subsidiaries or Affiliates, “Cause” shall have the meaning, if any, specified in such agreement, (y) the Committee shall determine whether a Participant’s employment is a termination for Cause and shall deem a Participant’s termination of employment to be for Cause if following the date the Participant’s employment terminates, it determines that circumstances exist such that the Participant’s employment could have been terminated for Cause; and (z) the Committee may waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting Cause.

(g) “Change in Control” means the first to occur of any of the following events:

(i) during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii) the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; and

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(h) “Change in Control Price” means the price per Common Share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control as determined in good faith by the

Committee as constituted before the Change in Control, or in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the average Fair Market Value of a Common Share on the 30 trading days immediately preceding the date on which a Change in Control occurs.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(j) “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 18. To the extent the Committee has delegated authority to any person(s) pursuant to Section 18(a), a reference to the Committee herein shall also include such person(s).

(k) “Common Share” means a share of the Company’s common stock, par value $0.01 per share, subject to adjustment as provided in Section 13.

(l) “Company” means Dresser-Rand Group Inc., a Delaware corporation.

(m) “Disability” means, unless otherwise provided in an Award Agreement, any termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of the Plan; provided, that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance, employment or similar agreement with the Company or any Subsidiary or Affiliate, “Disability” shall have the meaning, if any, specified in such agreement.

(n) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed or on NASDAQ, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(o) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(p) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(r) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(t) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 14.

(v) “Plan” means the Dresser-Rand Group Inc. 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(w) “Prior Plans” means the Dresser-Rand Group Inc. 2005 Stock Incentive Plan and the Dresser-Rand Group Inc. 2005 Directors Stock Incentive Plan.

(x) “Qualifying Performance Criteria” has the meaning set forth in Section 14(b).

(y) “Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(z) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(aa) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(bb) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(cc) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

3. Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary or Affiliate (including any director who is also an employee, in his or her capacity as such) shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, Nonemployee Directors shall be eligible for the grant of Awards hereunder as determined by the Committee, including, as applicable, the automatic Annual Grants pursuant to Section 10. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary or Affiliate shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board through delegation to the Compensation Committee on March 10, 2008, and shall become effective on May 13, 2008 (the “Effective Date”) if approved by the Company’s stockholders at the annual meeting of stockholders on May 13, 2008. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders (which approval must in all events be no later than March 10, 2009, and must be by the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company present, or represented by proxy, and entitled to vote, at the meeting of the Company’s stockholders commencing on May 13, 2008). The Plan shall remain available for the grant of Awards until March 10, 2018. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Common Shares Subject to the Plan and to Awards

(a) Aggregate Limits.    The aggregate number of Common Shares issuable pursuant to all Awards under this Plan shall not exceed six million (6,000,000) Common Shares. The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 13. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market. Following the Effective Date, no further awards shall be granted under the Prior Plans if the Company’s shareholders approve this Plan on the Effective Date.

(b) Issuance of Common Shares.    For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash.

(c) Tax Code Limits.    The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed eight hundred thousand (800,000), which number shall be calculated and adjusted pursuant to Section 13. The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed six million (6,000,000), which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $10,000,000.

(d) Substitute Awards.    Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary or Affiliate, or with which the Company or any Subsidiary or Affiliate combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries or Affiliates immediately before such acquisition or combination.

6. Options

(a) Option Awards.    Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, and no dividend equivalents shall be granted with respect to Common Shares subject to Options. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.    The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.

(c) No Repricing.    Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options.    The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:    The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f) Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries and Affiliates. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary or Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price). No dividend equivalents shall be granted with respect to Common Shares subject to Stock Appreciation Rights.

8. Common Shares, Restricted Stock and Restricted Stock Units

(a) Common Shares.    Common Shares may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Unless determined otherwise by the Committee, Common Shares shall not be subject to any restrictions. Grants of Common Shares may (but need not) be subject to an Award Agreement.

(b) Restricted Stock and Restricted Stock Unit Awards.    Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(c) Contents of Agreement.    Each Award Agreement with respect to Restricted Stock and Restricted Stock Units shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(d) Vesting and Performance Criteria.    The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria.

(e) Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(f) Voting Rights.    Participants who are granted Common Shares pursuant to Section 8(a) shall be the owners of such Shares for all purposes while holding such Common Shares, and may exercise full voting rights with respect to those shares at all times while held by the Participant. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g) Dividends and Distributions.    Participants who are granted Common Shares pursuant to Section 8(a) shall have full dividend rights with respect to such shares at all times while held by the Participant. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash (and, if so, the time of payment of such cash). Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

9. Incentive Bonuses

(a) General.    Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.    The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

(c) Performance Criteria.    The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Committee and specified at the time the Incentive Bonus is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.    The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee shall determine.

10. Annual Awards to Nonemployee Directors

(a) In addition to any other Awards that Nonemployee Directors may be granted on a discretionary basis under the Plan, immediately following the first regular meeting of the Board in any full calendar year the Plan is in effect, each Nonemployee Director then in office shall receive an Annual Grant of Common Shares or the right to receive Common Shares. A pro-rata portion of the Annual Grant may be awarded to any director who becomes a Nonemployee Director following the date of the Annual Grant. Such Award may be in any form of Award available under the Plan, and need not be the same for every Nonemployee Director. In all events, each Annual Grant shall be evidenced by an Award Agreement that shall specify whether the Annual Grant consists of Common Shares, the right to receive Common Shares or a combination thereof, and the other terms of the Annual Grant.

(b) Each Annual Grant shall become vested as determined by the Committee. In all events, each Annual Grant shall become vested upon the Nonemployee Director’s death or Disability or upon a Change in Control.

(c) Each Nonemployee Director may elect to have any portion of any fee for services as a director that would otherwise have been payable in cash instead paid in an Award of Common Shares or the right to receive Common Shares and may elect to defer any such Award pursuant to the provisions of Section 11 of the Plan. The number of Common Shares subject to any such Award shall be that number of Common Shares with an aggregate Fair Market Value on the grant date equal to the amount of such foregone cash fee. Each Award granted in lieu of cash fees shall be evidenced by an Award Agreement that shall specify whether such Award consists of Common Shares, the right to receive Common Shares or a combination thereof, and the other terms of such Award. Any deferral election shall be in accordance with the requirements of Section 409A of the Code to the extent applicable.

(d) Dividends or equivalent payments may be paid with respect to all Awards described in this Section 10, and the Board shall determine whether and to what extent such amounts will be credited to the account of, or paid currently to the Participant.

11. Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

12. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such

Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13. Adjustment of and Changes in the Stock

The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Common Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code, or may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s stockholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

The Committee may provide in any Award agreement provisions relating to the treatment of Awards in the event of a Change in Control. The Committee may provide for the acceleration of vesting of, or the lapse of transfer or other similar restrictions on, Awards, for a cash payment based on the Change in Control Price in settlement of Awards, or for the assumption or substitution of Awards by a Participant’s employer (or the parent or an Affiliate of such employer) immediately following the Change in Control.

14. Qualifying Performance-Based Compensation

(a) General.    The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Committee may not delegate its duties under this Section 14 to any other person with respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(b) Qualifying Performance Criteria.    For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net income; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; or (xviii) debt reduction. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) the adverse effect of work stoppages or slowdowns, (v) accruals for reorganization and restructuring programs and (vi) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

15. Transferability

Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime; provided, however, that a Nonemployee Director may transfer an Award for no consideration to the Nonemployee Director’s “family members” as defined in Form S-8 under the Securities Act of 1933, as amended.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries and Affiliates shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries and Affiliates shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

18. Administration of the Plan

(a) Committee of the Plan.    The Plan shall be administered by the Committee who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, a properly constituted Compensation Committee or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary or Affiliate, and/or to one or more agents. Notwithstanding any other provision of this Section 18 to the contrary, the Nominating and Governance

Committee shall be solely responsible for making and approving grants of Awards to Nonemployee Directors and determining the terms thereof, and any reference to the “Committee” in the Plan with respect to such granting and approval refers to the Nominating and Governance Committee.

(b) Powers of Committee.    Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 13; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Committee.    All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. Miscellaneous

(a) No Liability of Company.    The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b) Non-Exclusivity of Plan.    Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Governing Law.    This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware (without regard to principles of conflicts of law) and applicable federal law.

(d) No Right to Employment, Reelection or Continued Service.    Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates.

(e) Unfunded Plan.    The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

FIRST AMENDMENT TO THE

DRESSER-RAND GROUP INC.

2008 STOCK INCENTIVE PLAN

The Dresser-Rand Group Inc. 2008 Stock Incentive Plan is amended to read as follows, effective as of the date this First Amendment is adopted:

1. Section 2(b) is amended to read as follows:

“Annual Grant” means an Award of Common Shares or the right to receive Common Shares or another form of Award under the Plan that comprises part of the annual fees payable to a Nonemployee Director for his or her service as a member of the Board, which such Award shall be in an amount determined by the Board of Directors or a committee thereof from time to time, and which shall initially equal $90,000.

2. The first sentence of Section 10(a) is amended to read as follows:

In addition to any other Awards that Nonemployee Directors may be granted on a discretionary basis under the Plan, immediately following the first regular meeting of the Board in any full calendar year the Plan is in effect, or at such other time during such calendar year as determined by the Committee in its discretion, each Nonemployee Director then in office shall receive an Annual Grant of Common Shares or the right to receive Common Shares.

Adopted this 12th day of February, 2010.

Dresser-Rand Group Inc.

By:	/s/ Mark F. Mai
Mark F. Mai, Vice President, General Counsel & Secretary

SECOND AMENDMENT TO THE

DRESSER-RAND GROUP INC.

2008 STOCK INCENTIVE PLAN

The Dresser-Rand Group Inc. 2008 Stock Incentive Plan is amended to read as follows, effective as of the date this Second Amendment is adopted:

1. A new Section 2(dd) is added to read as follows:

“Executive” means an officer of the Company who, as of the date an Award is granted hereunder, is subject to the requirements of Section 16 of the Exchange Act.

2. Section 6(c) is amended to read as follows:

No Repricing.    Other than in connection with a change in the Company’s capitalization (as described in Section 13) (i) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price), and (ii) without stockholder approval, an Option may not be cancelled, exchanged, substituted for, bought out by the Company or surrendered in exchange for cash, other Awards or a combination thereof.

3. Section 6(d) is amended to read as follows:

Provisions Applicable to Options.    The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement; provided, however, that with respect to Options granted to Executives, such Options that become exercisable based solely on continued employment and/or the passage of time may not become exercisable in full prior to the thirty-sixth month following its date of grant (or for an Option granted to induce an Executive to accept employment with the Company, the thirty-sixth month following the date of commencement of employment), but may be subject to pro-rata vesting over such period (except that the Committee may provide for the accelerated vesting of such Options in the event of the Participant’s retirement, death or Disability or in connection with a Change in Control); provided, however, that up to 2.5% of the total Awards authorized under the Plan may be granted with shorter vesting periods to Executives. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

4. Section 8(d) is amended to read as follows:

Vesting and Performance Criteria.    The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria; provided, however, that the grant, issuance, retention, vesting and/or settlement of Shares under any such Award granted to an Executive that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant (or for Restricted Stock or Restricted Stock Units granted to induce an Executive to accept employment with the Company, the thirty-sixth month following the date of commencement of employment), but may be subject to pro-rata vesting over such period (except that the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s retirement, death or Disability or in connection with a Change in Control);

provided, however, that up to 2.5% of the total Awards authorized under the Plan may be granted with shorter vesting periods to Executives.

Adopted this 15th day of March, 2010.

Dresser-Rand Group Inc.

By:	/s/ James A. Garman
James A. Garman
Vice President and Chief Administrative Officer

DRESSER-RAND®

ANNUAL MEETING OF STOCKHOLDERS OF DRESSER-RAND GROUP INC.

Date: May 8, 2012 Time: 8:30 A.M. (Central)

Place: West 8 Tower, 10205 Westheimer Road, Suite 1000, Houston, Texas 77042

Please make your marks like this: Use dark black pencil or pen only

The Board of Directors unanimously recommends that you vote:

– “FOR” the election of the Directors in Proposal 1; and

– “FOR” Proposals 2, 3 and 4;

Elect eight Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Directors

Recommend

For Against Abstain

01 William E. Macaulay FOR

02 Vincent R. Volpe Jr. FOR

03 Rita V. Foley FOR

04 Louis A. Raspino FOR

05 Philip R. Roth FOR

06 Stephen A. Snider FOR

07 Michael L. Underwood FOR

08 Joseph C. Winkler III FOR

For Against Abstain

2: Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for the fiscal year ending December 31, 2013. FOR

3: Adopt an advisory resolution to approve executive compensation. FOR

4: Approve the Company’s performance goals under the 2008 Stock Incentive Plan. FOR

5: Consider any other matters that properly came before the Annual Meeting or any adjournment or postponement thereof.

To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here Please Date Above

Please Sign Here Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

DRESSER-RAND®

Annual Meeting of Stockholders of Dresser-Rand Group Inc. to be held on Tuesday, May 8, 2012 for Stockholders as of March 14, 2012

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

TELEPHONE Call

Go To 866-390-5415

www.proxypush.com/drc

Cast your vote online. OR Use any touch-tone telephone.

View Meeting Documents. Have your Proxy Card/Voting Instruction Form ready.

Follow the simple recorded instructions.

MAIL

OR Mark, sign and date your Proxy Card/Voting Instruction Form.

Detach your Proxy Card/Voting Instruction Form.

Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4, AND AUTHORITY WILL BE DEEMED GRANTED.

All votes must be received by 11:59 P.M., Eastern Time, May 7, 2012.

PROXY TABULATOR FOR DRESSER-RAND GROUP INC. P.O. BOX 8016 CARY, NC 27512-9903EVENT # CLIENT #